UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

KODIAK SCIENCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Kodiak Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Kodiak Sciences Inc., which will be held on June 7, 2022. Details are included in our proxy statement.

We believe we made important progress in 2021 toward our goal of developing the science of our ABC platform into innovative, next-generation medicines to prevent and treat chronic, high-prevalence retinal diseases. We expanded the pivotal clinical program of our lead product candidate KSI-301 with the initiation of two additional Phase 3 studies: DAYLIGHT in wet age-related macular degeneration (“AMD”) and GLOW in non-proliferative diabetic retinopathy (“NPDR”). We also continued to invest in advancing our pipeline product candidates and manufacturing capabilities.

Innovative medicines development carries inherent risk. While we were aware of this, we were still surprised and tremendously disappointed by the top-line results earlier this year from our initial Phase 2b/3 study in wet AMD, which did not meet the primary endpoint.

Our directors beneficially own approximately a third of our outstanding shares, and our senior management team had overwhelmingly opted to participate in the Kodiak 2021 Long-Term Performance Incentive Plan (“2021 LTPIP” or “LTPIP”) that was approved by our stockholders on October 13, 2021. The LTPIP was predicated on a long-term commitment over seven years to the creation of substantial stockholder value based on significant share price gains over then-current trading prices. The substantial drop of Kodiak’s share price since our Phase 2b/3 readout greatly impacted the senior leaders of the Company as well as our stockholders. We, like you, felt the immense disappointment of this trial outcome.

The silver lining of demonstrating what we believe is unprecedented durability in the study results, with durability being a “north star” of our ABC Platform design and development, suggests to us that much of our potential is achievable. We have and will continue to analyze and respond to the Phase 2b/3 study results, incorporating learnings from them into our ongoing Phase 3 studies. As information and data evolve, we expect to remain thoughtful and agile in our approach to maximize the clinical and regulatory success of KSI-301. We are anticipating top-line readouts from four more Phase 3 studies in 2022 and 2023 to support what we hope is an initial BLA across multiple indications.

We are well capitalized with $731.5 million at the end of 2021, and we will continue to explore how to utilize our cash to best support our priorities.

We remain optimistic that we will achieve our dual goal of bringing innovative therapies to patients with retinal diseases and creating long-term value for stockholders. Thank you for your investment in Kodiak.

Sincerely,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

        KODIAK SCIENCES INC.

        1200 Page Mill Road

        Palo Alto, CA 94304

Notice of Annual Meeting of Stockholders

To Be Held on June 7, 2022

Dear Kodiak Stockholders:

Date and Time:	Tuesday, June 7, 2022, at 9:00 a.m. Pacific Daylight Time

Location:	The 2022 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

Record Date:	The board of directors of Kodiak Sciences Inc. (the “Company” or “Kodiak”) fixed the close of business on April 11, 2022 as the record date for the meeting. Only stockholders of record of our common stock on April 11, 2022 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

Mail Date:	We expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) on or about April 28, 2022. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our Annual Report can be accessed at our internet address: www.proxydocs.com/KOD.

Agenda

1. Elect two directors nominated by our Board and named in this proxy statement;

2. Approve, on an advisory basis, the compensation of Kodiak’s named executive officers, as disclosed in the proxy statement accompanying this notice;

3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

4. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Attendance: In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to June 3, 2022 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2022 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Voting: YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend via webcast the 2022 Annual Meeting of Stockholders, we encourage you to read the proxy statement and vote as soon as possible.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By order of the board of directors,

Victor Perlroth, M.D.

Chief Executive Officer and Chairman of the Board

Palo Alto, California

April 28, 2022

1	PROXY SUMMARY FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

4	PROPOSAL NO. 1 ELECTION OF DIRECTORS

5	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
	5	Nominees for Directors
	7	Continuing Directors
	11	Director Independence
	11	Leadership Structure
	11	Board Meetings and Committees
	13	Considerations in Evaluating Director Nominees
	14	Stockholder Recommendations for Nominees to the Board of Directors
	15	Stockholder Communications with the Board of Directors
	15	Corporate Governance Guidelines and Code of Business Conduct and Ethics
	15	Risk Management
	15	Prohibitions on Hedging and Transactions Involving Equity or Derivative Securities
	16	Non-Employee Compensation

18	PROPOSAL NO. 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

19	EXECUTIVE OFFICERS

20	COMPENSATION COMMITTEE REPORT

21	EXECUTIVE COMPENSATION
	21	Compensation Discussion and Analysis
	36	2021 Summary Compensation Table
	38	2021 Grants of Plan-Based Awards
	39	2021 Outstanding Equity Awards at Fiscal Year-End
	40	2021 Option Exercises and Stock Vested
	41	Executive Employment Contracts and Change in Control Arrangements
	43	Potential Payments upon Termination or Change in Control
	44	CEO Pay Ratio

45	PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	45	Fees Paid to the Independent Registered Public Accounting Firm
	45	Auditor Independence
	46	Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

47	AUDIT COMMITTEE REPORT

48	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

50	SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

51	RELATED PERSON TRANSACTIONS

53	OTHER MATTERS

54	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan”, “hope” or the negative of these terms, or similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements about durability in study results, durability of the ABC Platform, analyzing and responding to the Phase 2b/3 study of KSI-301 in neovascular (wet) age-related macular degeneration and incorporation of learnings into ongoing Phase 3 studies, timing of top-line readouts from Phase 3 studies, achievement of goals, expectation of announcing topline data, potential use of study results to form of the basis of an initial BLA, and our financial position, including the ability to advance the KSI-301 program, manufacturing activities necessary for a BLA submission, and ability to advance our pipeline of drug candidates.

2022 PROXY STATEMENT	i

PROXY SUMMARY

For 2022 Annual Meeting of Stockholders

To be held on Tuesday, June 7, 2022 at 9:00 a.m. Pacific Daylight Time

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

We have first released this proxy statement to Kodiak Sciences, Inc. stockholders beginning on April 28, 2022.

Annual Meeting of Stockholders

Date and Time Monday, June 7, 2022 at 9:00 a.m. Pacific Daylight Time

Place

The 2022 Annual Meeting of Stockholders will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to June 3, 2022 at 2:00 p.m. Pacific Daylight Time.

Record Date April 11, 2022

You are entitled to vote if you held Kodiak stock on the record date. Each share of Kodiak common stock is entitled to one vote.

We have adopted a virtual meeting format again this year to enable broad access for our stockholders and employees, regardless of their geographic location.

Voting matters

Proposal	Board Recommendation		For More Information

PROPOSAL NO. 1 ELECTION OF DIRECTORS	✔	FOR (all nominees)	Page 4

PROPOSAL NO. 2 ADVISORY VOTE TO APPROVE KODIAK’S NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)	✔	FOR	Page 18

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS KODIAK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	✔	FOR	Page 45

Company Overview

We are a biopharmaceutical company committed to researching, developing and commercializing transformative therapeutics to treat high-prevalence retinal diseases. Founded in 2009, we are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Our ABC Platform uses molecular engineering to merge the fields of antibody-based and chemistry-based therapies and is at the core of Kodiak’s discovery engine. Kodiak’s lead product candidate, KSI-301, is a novel anti-VEGF antibody biopolymer conjugate being developed for the treatment of retinal vascular diseases including wet age-related macular degeneration (“AMD”), the leading cause of blindness in elderly patients in the developed world, and diabetic eye diseases, the leading cause of blindness in working-age patients in the developed world. Kodiak has leveraged its ABC Platform to build a pipeline of product candidates in various stages of development including KSI-501, our bispecific

2022 PROXY STATEMENT	1

anti-IL-6/VEGF biopolymer conjugate for the treatment of neovascular retinal diseases with an inflammatory component, and we are expanding our early research pipeline to include ABC Platform based triplet inhibitors for multifactorial retinal diseases such as dry AMD and glaucoma.

2021 Performance Highlights

We believe our execution was strong in 2021. While we experienced a set-back in early 2022 with our Phase 2b/3 pivotal study topline results in wet AMD, we remain committed to our mission of working to resolve the biggest challenges in ophthalmology. In 2021, we significantly progressed our KSI-301 pivotal study program in which we expect to announce topline data in 2022 and 2023. The program includes our Phase 3 BEACON study in retinal vein occlusion (“RVO”), our paired Phase 3 GLEAM/GLIMMER studies in diabetic macular edema (“DME”), and our Phase 3 DAYLIGHT study in wet AMD. If successful, these pivotal studies are anticipated to form the basis of Kodiak’s initial BLA to support potential approval and commercialization in multiple diseases, with a full range of labeled and reimbursable dosing frequencies. While engaged in these development efforts, we believe we have demonstrated a disciplined and creative approach to building and financing the company. We believe we remain financially well-positioned to advance the KSI-301 program, including the manufacturing activities necessary for biologics license application (“BLA”) submission, and to advance our pipeline of drug candidates in other high prevalence retinal disorders.

As a team, we can look back proudly at all that Kodiak accomplished in 2021:

•	Advanced KSI-301 drug development across multiple retinal vascular disease indications with six concurrent pivotal trials

•	Advanced KSI-301 manufacturing towards our BLA package

•	Advanced the construction of Lonza-Kodiak IBEX manufacturing facility, a critical piece of our drug production infrastructure for commercial scale

•	Progressed our pipeline with KSI-501 development and with KSI-601, our novel triplet inhibitor candidate

•	Maintained a strong financial position with $731.5 million in cash and cash equivalents as of December 31, 2021

Key Highlights from Fiscal 2021

2500+ Patients in KSI-301 trials	6 Phase 3 trials ongoing for KSI-301

$731.5M Cash and cash equivalents as of December 31, 2021	10M+ Annual dose equivalent of biologic drug substance capacity enabled

Corporate Responsibility

We intend to publish our inaugural Environmental, Social and Governance (“ESG”) report soon. Kodiak is committed to the mission of preventing and treating the leading causes of blindness in a socially responsible and sustainable way. We believe that establishing sound ESG principles is vital to providing long-term value for our stakeholders, including patients, employees, stockholders and the broader communities in which we operate. Our inaugural ESG report will provide an overview of Kodiak’s ESG strategies, activities, performance and commitments for the 2021 financial year. Kodiak’s board and executive team collaborate to prioritize and oversee the company’s ESG activities. At present, our ESG priorities reflect our focus as a clinical-stage company seeking to complete Phase 3 clinical trials for our lead candidate, KSI-301, and pave the path towards commercialization. Select details are below, and for further information please see our upcoming ESG report which will be available on our website.

2	2022 PROXY STATEMENT

Focus	Priorities	Accomplishments in 2021
Governance	• Leading with purpose and integrity • Diversity and inclusion • Acting ethically • Managing cybersecurity risk

•  Maintained an industry-experienced and independent board

•  Operated in accordance with Nasdaq guidelines on board diversity; commenced recruitment of potential additional diverse director(s)

•  Reinforced high ethical standards through our code of conduct and ethics policies

•  Zero identified cybersecurity breaches

Ethical research and development

•  Focusing drug development on retinal disorders with a clinical unmet need

•  Working to ensure safe and ethical clinical trials

•  Committed to diversity and inclusion in clinical trials

•  Unforgiving commitment to quality in the supply chain and manufacturing

•  Pipeline in progress that aims to address the biggest challenges in ophthalmology

•  All clinical trials are conducted in accordance with the International Conference on Harmonization Good Clinical Practice (ICH GCP), along with local level ethical and safety standards

Our people and the communities we serve

•  Committed to hiring highly qualified people who share our long-term mindset

•  Prioritizing employee value and growth

•  Committed to patient, employee and their families’ wellness

•  Supporting our community at large

•  Expanded workforce from 67 to 93 employees worldwide in 2021

•  ~30% of employees hold Ph.D. or M.D. degrees

•  90% of eligible employees opted into a long-term performance incentive plan (LTPIP)

•  Robust COVID-19 response that resulted in minimal employee absences due to the pandemic; provided services and equipment to our clinical trial sites to help keep patients and caregivers safe

•  Kodiak matching gifts program

Environmental stewardship and resource use	• Performing our work efficiently while limiting our resource consumption and environmental impact

•  Selected manufacturing partners that share our commitment to protecting the environment

•  Prioritized environmental performance, such as LEED certification, water and energy efficiency at our California-based facilities

2022 PROXY STATEMENT	3

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of our board of directors, including their respective ages as of April 11, 2022.

							Committees
Directors and Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Audit	Compensation	Nominating and Corporate Governance
Director Nominees
Richard S. Levy, M.D.(1)	I	64	Director	2018	2022	2025			✓
Robert A. Profusek, J.D.(1)(2)	I	72	Director	2018	2022	2025		✓	✓
Continuing Directors
Charles Bancroft(1)(2)(3)	II	62	Director	2020	2023		✓	✓	✓
Bassil I. Dahiyat, Ph.D.(3)	II	51	Director	2018	2023		✓
Taiyin Yang, Ph.D.(3)	II	68	Director	2019	2023		✓
Felix J. Baker, Ph.D.(1)(2)	III	53	Director	2015	2024			✓	✓
Victor Perlroth, M.D.	III	49	Chief Executive Officer, President and Chairman	2009	2024

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit committee

4	2022 PROXY STATEMENT

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominees for Election

Committees: • Nominating and Governance	Richard S. Levy, M.D.
Director Director since: 2018 Age: 64

Biography

Richard S. Levy, M.D has served as a member of our board of directors since June 2018 and a member of our nominating and corporate governance committee since September 2018. From December 2016 to May 2019, Dr. Levy served as a senior advisor of Baker Bros. Advisors LP, a registered investment advisor focused on long-term investments in life sciences companies on behalf of major university endowments and foundations. From January 2009 to April 2016, Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a pharmaceutical company, where he previously served as Senior Vice President of Drug Development from August 2003 to January 2009. Prior to joining Incyte, Dr. Levy served as Vice President, Biologic Therapies, at Celgene Corporation, a biopharmaceutical company, from 2002 to 2003. From 1997 to 2002, Dr. Levy served in various executive positions with DuPont Pharmaceuticals Company, first as Vice President, Regulatory Affairs and Pharmacovigilance, and thereafter as Vice President, Medical and Commercial Strategy. Dr. Levy served at Sandoz, a predecessor company of Novartis, from 1991 to 1997 in positions of increasing responsibility in clinical research and regulatory affairs. From April 2020 to June 2021, Dr. Levy served as on the board of directors of Constellation Pharmaceuticals, a publicly traded biopharmaceutical company which was acquired by MorphoSys AG. Prior to joining the pharmaceutical industry, Dr. Levy served as an Assistant Professor of Medicine at the UCLA School of Medicine. Dr. Levy currently serves on the boards of directors of Kiniksa Pharmaceuticals, Ltd., Madrigal Pharmaceuticals Inc., and ProTara Therapeutics Inc. Dr. Levy is board certified in Internal Medicine and Gastroenterology and received his A.B. in Biology from Brown University, his M.D. from the University of Pennsylvania School of Medicine and completed his training in Internal Medicine at the Hospital of the University of Pennsylvania and a fellowship in Gastroenterology and Hepatology at UCLA.

Relevant Expertise

We believe Dr. Levy’s significant management experience in the pharmaceutical industry and medical training qualify him to serve on our board of directors.

Other Public Company Boards

Kiniksa Pharmaceuticals, Ltd.

Madrigal Pharmaceuticals Inc.

ProTara Therapeutics Inc.

2022 PROXY STATEMENT	5

Director Nominees for Election

Committees: • Compensation • Nominating and Governance (Chair)	Robert A. Profusek
Director Director since: 2018 Age: 72

Biography

Robert A. Profusek has served as one of our directors since June 2018, as chair of our nominating and corporate governance committee and a member of our compensation committee since September 2018 and as our lead independent director since August 2018. Mr. Profusek is a partner of the Jones Day law firm where he is the global chair of the firm’s mergers and acquisitions practice. His law practice focuses on mergers, acquisitions, takeovers, restructurings and corporate governance matters. Mr. Profusek is also the lead independent director of Valero Energy Corporation, a publicly traded international manufacturer and marketer of transportation fuels and other petrochemical products, and CTS Corporation, a publicly traded designer and manufacturer of sensors, actuators and electronic components. Mr. Profusek holds a B.A. from Cornell University and a J.D. from New York University.

Relevant Expertise

We believe Mr. Profusek is qualified to serve as a board member because of his expertise in legal matters, including corporate governance, capital markets expertise attained through his extensive experience in mergers and acquisitions and financing activities; managerial experience attained through his leadership roles with Jones Day and the knowledge and experience he has attained through his service as a director of other public companies.

Other Public Company Boards

Valero Energy Corporation

CTS Corporation

The Board of Directors recommends a vote “FOR” each of the director nominees named above.

6	2022 PROXY STATEMENT

Continuing Directors in Office Until the 2023 Annual Meeting of Stockholders

Committees: • Audit (Chair) • Compensation • Nominating and Governance	Charles A. Bancroft
Director Director since: 2020 Age: 62

Biography

Charles A. Bancroft has served as a member of our board of directors and as chair of our audit committee and member of our nominating and governance committee since April 2020 and as a member of our compensation committee since April 2021. Prior to joining our company, Mr. Bancroft held a number of leadership roles in commercial, strategy and finance at Bristol-Myers Squibb Company, a global pharmaceutical company, from 1984 until his retirement in March 2020, including serving as the Chief Financial Officer from January 2010 to November 2019. Since May 2020, Mr. Bancroft has been serving as an independent director of GlaxoSmithKline, a public pharmaceutical company. Since October 2020, Mr. Bancroft has been serving as an independent director of Biovector, Inc., a privately held healthcare company. Mr. Bancroft served as a member of the board of directors of Colgate-Palmolive Company, a public consumer products company, from January 2017 to March 2020. He holds a bachelor’s degree from Drexel University and a M.B.A. from Temple University.

Relevant Expertise

We believe Mr. Bancroft’s extensive management and financial experiences as well as his extensive involvement in the pharmaceutical industry qualify him to serve on our board of directors.

Other Public Company Boards

GlaxoSmithKline

2022 PROXY STATEMENT	7

Continuing Directors in Office Until the 2023 Annual Meeting of Stockholders

Committees: • Audit	Taiyin Yang, Ph.D.
Director Director since: 2019 Age: 68

Biography

Taiyin Yang, Ph.D. has served as a member of our board of directors and a member of our audit committee since December 2019. Dr. Yang serves on the board of directors of Kronos Bio, Inc., since 2021. Dr. Yang joined Gilead Science, Inc., a research-based biopharmaceutical company, in 1993 and was appointed to her current role as Executive Vice President, Pharmaceutical Development and Manufacturing in January 2015. Prior to joining Gilead, Dr. Yang was Director of Analytical Chemistry at Syntex Corporation, a pharmaceutical company. She received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California. Dr. Yang was inducted as fellow of the American Institute for Medical and Biological Engineering in 2021 and elected a member of the National Academy of Engineering in 2022. She is also a member of the Expert Scientific Advisory Committee of the Medicines for Malaria Venture.

Relevant Expertise

We believe Dr. Yang’s extensive management experience and internationally recognized scientific expertise in the pharmaceutical industry qualify her to serve on our board of directors.

Other Public Company Boards

Kronos Bio, Inc.

8	2022 PROXY STATEMENT

Continuing Directors in Office Until the 2023 Annual Meeting of Stockholders

Committees: • Audit	Bassil I. Dahiyat, Ph.D.
Director Director since: 2018 Age: 51

Biography

Bassil I. Dahiyat, Ph.D. has served as a member of our board of directors since June 2018 and as a member of our audit committee since September 2018. Dr. Dahiyat has served as President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company, since February 2005. Dr. Dahiyat co-founded Xencor in 1997, served as its Chief Executive Officer from 1997 to 2003 and served as its Chief Scientific Officer from 2003 to 2005. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat currently serves on Xencor’s board of directors. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University.

Relevant Expertise

We believe Dr. Dahiyat’s significant experience in the pharmaceutical industry and executive management experience qualify him to serve on our board of directors.

Other Public Company Boards

Xencor, Inc.

2022 PROXY STATEMENT	9

Continuing Directors in Office Until the 2024 Annual Meeting of Stockholders

Committees: • Compensation (Chair) • Nominating and Governance	Felix J. Baker, Ph.D.
Director Director since: 2015 Age: 53

Biography

Felix J. Baker, Ph.D. has served as one of our directors since September 2015. Dr. Baker is a Managing Member of Baker Bros. Advisors LP (“BBA”) a biotechnology-focused investment adviser to fund partnerships whose investors are primarily endowments and foundations. Dr. Baker founded BBA, together with his brother Julian Baker, in 2000. Dr. Baker holds a B.S. and a Ph.D. in immunology from Stanford University, where he also completed two years of medical school. He serves on the boards of Seagen, Inc., Kiniksa Pharmaceuticals, Ltd., IGM Biosciences, Inc., and Talis Biomedical.

Relevant Expertise

We believe Dr. Baker’s experience as a board member and investor in many successful biotechnology companies qualify him to serve on our board of directors.

Other Public Company Boards

Seagen, Inc.

Kiniksa Pharmaceuticals, Ltd.

IGM Biosciences, Inc.

Talis Biomedical

Committees: • None	Victor Perlroth, M.D.
Chief Executive Officer, President and Chairman Director since: 2009 Age: 49

Biography

Victor Perlroth, M.D. co-founded Kodiak Sciences in 2009 and is our Chairman and Chief Executive Officer. Previously, Dr. Perlroth served as Venture Partner and then Entrepreneur in Residence at MPM Capital, a dedicated healthcare venture capital investment firm. Dr. Perlroth was also a co-founder of Avidia Inc. in 2003, a biopharmaceutical company which was acquired by Amgen Inc. in 2006. Prior to Avidia, Dr. Perlroth worked at Guzik Technical Enterprises, an industry-leading provider of high technology test equipment to the hard disk drive industry, where he was Chief Operating Officer. Dr. Perlroth earned his M.D. and M.B.A. degrees from Stanford University and an A.B. in Molecular Biology summa cum laude from Princeton University.

Relevant Expertise

We believe the perspective and experience Dr. Perlroth brings to Kodiak as a founder, our largest individual stockholder, and as our Chief Executive Officer allow him to provide unique contribution to the Board and qualify him to serve as a member of the Board.

Other Public Company Boards

None

10	2022 PROXY STATEMENT

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, relevant identified transactions, employment and affiliations, including family relationships, the board of directors has determined that none of Mr. Profusek, Mr. Bancroft and Drs. Levy, Dahiyat, Yang or Baker, representing six of our seven directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of Nasdaq. The board of directors reviews on an annual basis the independence standards for those committees established by applicable SEC rules and the rules of Nasdaq and has also determined that (i) Mr. Bancroft (chairman), and Drs. Dahiyat and Yang, who currently comprise our audit committee, (ii) Dr. Baker (chairman), Mr. Bancroft and Mr. Profusek, who currently comprise our compensation committee, and (iii) Mr. Profusek (chairman), Drs. Baker and Levy, and Mr. Bancroft, who comprise our nominating and corporate governance committee, satisfy such standards. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure

Dr. Perlroth, our Chief Executive Officer, is also the Chairman of our board of directors. Our board of directors believes that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership, providing a single, clear chain of command to execute our strategic initiatives and business plan and acting as a bridge between management and our board of directors and is thus in our best interests and those of our stockholders. Dr. Perlroth co-founded our company, and our board of directors believes that Dr. Perlroth’s years of management experience in the pharmaceutical industry as well as his extensive understanding of our business, operations, and strategy make him well qualified to serve as Chairman of our board.

In August 2018, our board of directors appointed Mr. Profusek to serve as our lead independent director. As lead independent director, Mr. Profusek presides over periodic meetings of our independent directors, serve as a liaison between the Chairman of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2021, our board of directors held 6 meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, except during the COVID-19 pandemic, we encourage, but do not require, directors to attend. All of our directors attended our most recent annual meeting of stockholders held on June 7, 2021.

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Committee	Members at the End of 2021	Meetings Held in 2021
Audit	Charles Bancroft (chair) Bassil I. Dahiyat, Ph.D. Taiyin Yang, Ph.D.	5
Compensation	Felix J. Baker, Ph.D. (chair) Charles Bancroft Robert A. Profusek, J.D.	7
Nominating and Corporate Governance	Robert A. Profusek, J.D. (chair) Felix J. Baker, Ph.D. Richard S. Levy, M.D. Charles Bancroft	5

2022 PROXY STATEMENT	11

Audit Committee

The current members of our audit committee are Mr. Bancroft, Drs. Dahiyat and Yang. Mr. Bancroft is the chairman of the audit committee. The composition of our audit committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of Nasdaq. Our board of directors has determined that each of Mr. Bancroft and Dr. Dahiyat are audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of Nasdaq.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee is comprised entirely of directors who are independent for purposes of serving on an audit committee. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversee the work of our independent registered public accounting firm;

•	approve engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent registered public accounting firm;

•	review our consolidated financial statements and review our critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•

review and discuss with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit committee met five times in 2021. The audit committee operates under a written charter that was adopted by our board of directors. A copy of the Audit Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview.

Compensation Committee

The current members of our compensation committee are Dr. Baker and Mr. Bancroft and Mr. Profusek. Dr. Baker is the chairman of our compensation committee. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;

•	evaluate the performance of our named executive officers in light of established goals and objectives;

•	recommend or approve, as applicable, compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.

Our compensation committee met seven times in 2021. The compensation committee operates under a written charter that was adopted by our board of directors. A copy of the Compensation Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

12	2022 PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Dr. Baker and Mr. Bancroft and Mr. Profusek. None of the members of our compensation committee is or has been an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Messrs. Profusek and Bancroft and Drs. Baker and Levy. The chairman of the nominating and corporate governance committee is Mr. Profusek. The composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors;

•	review and make recommendations with regard to our corporate governance guidelines; and

•	evaluate its own performance on an annual basis.

Our nominating and corporate governance committee met five times in 2021. The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at ir.kodiak.com/corporate-governance/governance-overview.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, gender, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our company’s business and other commitments. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

In 2021, the nominating and corporate governance committee placed significant emphasis on the identification, evaluation and recruitment of director candidates from diverse cultural backgrounds and from historically under-represented communities. Among other efforts, the committee commissioned a targeted search that was intended to identify director candidates from historically under-represented communities. Given the results of our Phase 2b/3 initial study in wet AMD, the nominating and corporate governance committee has recently delayed director recruiting efforts. The committee intends to re-engage on these efforts prior to the 2023 annual meeting.

2022 PROXY STATEMENT	13

Board Diversity

AGE	GENDER	RACE/ETHNICITY

BOARD SIZE AND INDEPENDENCE	BOARD TENURE

Board Diversity Matrix

The Company and the Board are committed to continue seeking director candidates who would further increase the Board’s diversity. The Company considers diversity more broadly than as defined in Nasdaq standards. The Board currently has one Middle Eastern member, who is classified as “white” in the matrix below pursuant to Nasdaq standards.

For further details, please refer to the following matrix:

Board Size:
Total Number of Directors	7
Gender:	Female	Male
Number of Directors Based on Gender Identity	1	6
Number of Directors Who Identify in Any of the Categories Below:
Asian	1	0
White	-	6

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with our bylaws and applicable laws. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate and the nominating stockholder, including with respect to any holdings of our securities, and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Kodiak Sciences

14	2022 PROXY STATEMENT

Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304. For our 2023 annual meeting of stockholders, notice must be received by us no earlier than February 10, 2023, and no later than March 12, 2023. The notice must set forth the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Kodiak Sciences Inc., Attention: Corporate Secretary, 1200 Page Mill Road, Palo Alto, CA 94304. All such stockholder communications will be forwarded to the appropriate committee of the board of directors or non-management director.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at ir.kodiak.com/corporate-governance/governance-overview. We will post amendments to our Corporate Governance Guidelines and Code of Business Conduct and Ethics or waivers of the same for directors and executive officers on the same website.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including risks arising out of our business generally. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions with committee members about such risks. Our board of directors has received regular updates from the management team on the evolving COVID-19 pandemic and is involved in strategy decisions related to the impact of COVID-19 on our business. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Prohibitions on Hedging and Transactions Involving Equity or Derivative Securities

Our insider trading policy prohibits our non-employee directors, officers, employees, consultants, contractors and agents from among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock.

2022 PROXY STATEMENT	15

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2021. Directors who are also our employees receive no additional compensation for their service as a director. During 2021 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee. Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.”

Name	Fees Earned or paid in Cash(1)	Option Awards(2)	Total
Felix J. Baker, Ph.D.(3)	$—	$389,822	$389,822
Charles Bancroft(4)	71,143	389,822	460,965
Bassil I. Dahiyat, Ph.D.(5)	52,358	389,822	442,180
Richard S. Levy, M.D.(6)	46,250	389,822	436,072
Robert A. Profusek, J.D.(7)	81,250	389,822	471,072
Taiyin Yang, Ph.D.(8)	50,500	389,822	440,322

(1)	Represents fees earned during 2021.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2021. These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without regard to estimated forfeitures. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022.

(3)	As of December 31, 2021, Dr. Baker held options for the purchase of 43,356 shares of common stock, 35,988 of which were vested as of such date.
(4)	As of December 31, 2021, Mr. Bancroft held options for the purchase of 23,765 shares of common stock, 10,043 of which were vested as of such date.
(5)	As of December 31, 2021, Dr. Dahiyat held options for the purchase of 68,356 shares of common stock, 60,988 of which were vested as of such date.
(6)	As of December 31, 2021, Dr. Levy held options for the purchase of 93,356 shares of common stock, 85,988 of which were vested as of such date.
(7)	As of December 31, 2021, Mr. Profusek held options for the purchase of 93,356 shares of common stock, 85,988 of which were vested as of such date.
(8)	As of December 31, 2021, Dr. Yang held options for the purchase of 21,640 shares of common stock, 11,320 of which were vested as of such date.

Outside Director Compensation Policy

Our board of directors has approved a compensation policy for our non-employee directors (the “Outside Director Compensation Policy”). For purposes of the policy, our board of directors has classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors receive compensation under the Outside Director Compensation Policy. Non-employee directors receive compensation in the form of equity and cash under the Outside Director Compensation Policy, as described below. We believe our Outside Director Compensation Policy provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy.

16	2022 PROXY STATEMENT

Our board of directors amended and restated the Outside Director Compensation Policy to increase the cash retainers paid to directors effective October 1, 2021. The board cash compensation was adjusted based on a competitive market analysis prepared by Compensia, Inc. and was modified as reflected in the table below. Director compensation is typically reviewed on an annual basis, and the Board expects to again review the Outside Director Compensation policy during 2022.

	2021 Annual Cash Retainer

Position	Jan 1 –Sep 30		Oct 1

Base Fee	$40,000	(1)	$45,000	(1)

Lead Independent Director	$24,000		$24,000

Chairperson Fee

Audit Committee	$20,000		$20,000

Compensation Committee	$13,000		$15,000

Nomination and Corporate Governance Committee	$9,000		$10,000

Committee Member Fee

Audit Committee	$9,000		$10,000

Compensation Committee	$6,500		$7,500

Nomination and Corporate Governance Committee	$5,000		$5,000

(1)	For service as a non-employee director.

Equity Compensation

Initial Options. Subject to the limits on compensation paid to independent directors set forth in our 2018 Equity Incentive Plan (the “2018 Plan”), under the Outside Director Compensation Policy, each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date fair value of approximately $780,000 (which amount was increased to $905,800 effective October 1, 2021), which option will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits on compensation paid to independent directors set forth in the 2018 Plan, under the 2020 Restated Outside Director Compensation Policy, each non-employee director is granted an annual option on June 30th of each year (or the preceding trading day, if June 30th is not a trading day) to purchase shares of our common stock with a grant date fair value of approximately $390,000 (which amount was increased to $466,200 effective October 1, 2021), provided that such director has served on our board of directors for at least the preceding 12 months as of the grant date. Each non-employee director who has served on our board of directors for less than 12 months as of the grant date will receive a prorated award based on the number of days during the prior 12 months such director has served on our board of directors. Each annual option will fully vest on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the annual meeting of our stockholders that occurs in the fiscal year following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control of the Company, and unless otherwise agreed, each non-employee director will fully vest in his or her outstanding equity awards, including any initial option or annual option, provided that he or she continues to be a non-employee director through such date.

2022 PROXY STATEMENT	17

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules (a “say-on-pay” vote).

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to meet two objectives: (1) to attract and retain talented and skilled executives by paying for performance and (2) to align the compensation of our named executive officers with our stockholders through an appropriate mix of short-term and long-term compensation. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors, the compensation committee or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to the board of directors and the compensation committee, and accordingly the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the board of directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executive officers, the next scheduled say-on-pay vote will be at the 2023 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” the advisory approval of our named executive officer compensation.

18	2022 PROXY STATEMENT

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our executive officers, including their ages as of April 8, 2022. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Victor Perlroth, M.D.	49	Chief Executive Officer and Chairman of the Board
Jason Ehrlich, M.D., Ph.D.	46	Chief Medical Officer and Chief Development Officer
John A. Borgeson	60	Senior Vice President and Chief Financial Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Victor Perlroth, M.D.. See “Board of Directors and Corporate Governance — Continuing Directors” for Dr. Perlroth’s biographical information.”

Jason Ehrlich, M.D., Ph.D. joined Kodiak as our Chief Medical Officer and Chief Development Officer in September 2018. Dr. Ehrlich, an ophthalmologist, is passionate about improving outcomes for patients with vision-threatening eye diseases through the development of innovative medicines. He is internationally recognized for his leadership and expertise in ophthalmic drug development. Prior to joining Kodiak, Dr. Ehrlich served in an executive capacity as Global Head, Clinical Ophthalmology at Genentech, a member of the Roche Group of pharmaceutical companies. In roles of increasing responsibility at Genentech and Roche from July 2008 to August 2018, Dr. Ehrlich’s efforts as lead clinician for Lucentis in diabetic eye disease resulted in a unanimous FDA Advisory Committee vote and the first-ever FDA approval of an intraocular drug for diabetic macular edema. He then championed further expanding the Lucentis labeling into all forms of diabetic retinopathy, resulting in another first-ever FDA approval. Dr. Ehrlich guided the integration of the ophthalmic drug delivery company ForSIGHT VISION4 into Genentech/Roche after its acquisition, including oversight of the successful Phase II study of the ranibizumab Port Delivery System. In his work, Dr. Ehrlich has participated in or overseen numerous supplemental biologics license applications and both FDA and European health authority interactions. He led the global development of lampalizumab towards an innovative new therapy for the dry form of age-related macular degeneration, including design and execution of the pivotal Phase III program that included over 1,800 patients, over 275 sites, and more than 20 countries. He also oversaw his team’s effort to secure FDA approvals of Lucentis in its prefilled syringe and for choroidal neovascularization due to pathologic myopia, and the successful transition to global Phase III development of faricimab, a novel bispecific antibody for retinal vascular disease. Dr. Ehrlich completed his Ophthalmology residency at Stanford University School of Medicine, earned his M.D. and Ph.D. degrees from Stanford through the NIH-funded Medical Scientist Training Program, and received his A.B. in Molecular Biology summa cum laude from Princeton University.

John A. Borgeson is our Senior Vice President, Chief Financial Officer and Secretary and has served in this position since January 2016. Mr. Borgeson brings over 25 years of pharmaceutical industry experience in finance, strategy and operations on a global scale. From January 2013 until December 2015, Mr. Borgeson led finance for a variety of private biotech companies, including Labrys Biologics, Inc., which was acquired by Teva Pharmaceuticals. Previously, Mr. Borgeson was a Vice President of Finance at Pfizer Inc. and a member of Pfizer’s Global Finance and Business Operations Leadership Team. Mr. Borgeson’s roles at Pfizer included finance head for Pfizer’s biotherapeutics and bioinnovation group and corporate tax executive with responsibility for the United States and Europe. Mr. Borgeson started his career as an auditor with Ernst & Young and is a certified public accountant (inactive). He has an M.B.A. from R.I.T. and an undergraduate degree from the School of Management at the University at Buffalo (S.U.N.Y.).

2022 PROXY STATEMENT	19

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Felix J. Baker (Chairperson)

Charles A. Bancroft

Robert A. Profusek

The material in this report is not “soliciting material,” is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (the “Commission” or “SEC”) and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

20	2022 PROXY STATEMENT

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses our executive compensation program and policies and how and why our compensation committee arrived at specific compensation decisions for our “named executive officers” (also referred to herein as our “NEOs”) consisting of the following individuals, who were the only individuals serving as our executive officers at the end of 2021:

Victor Perlroth, M.D. Chief Executive Officer and Chairman of the Board	John A. Borgeson Senior Vice President and Chief Financial Officer	Jason Ehrlich, M.D., Ph.D. Chief Medical Officer and Chief Development Officer

The important features of our executive compensation program include the following:

•

A substantial portion of our executive compensation is delivered through variable incentives that are “at risk”. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2021, approximately 99% of our Chief Executive Officer’s total reported compensation and, on average, approximately 98% of our other named executive officers’ total reported compensation was at risk, consisting of annual bonuses and long-term incentive compensation granted in the form of stock options to purchase shares of our common stock and restricted stock unit (“RSU”) awards that may be settled for shares of our common stock, as reported in the “2021 Summary Compensation Table.”

•

Our executive bonuses are entirely dependent on meeting corporate objectives. Our named executive officers’ annual bonus opportunities are entirely dependent upon our achievement of annual corporate objectives established each year. For 2021, our named executive officers received annual bonuses equal to 125% of their target annual bonus opportunity based on our performance as measured against the pre-established corporate goals for 2021.

•

We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of each named executive officer’s compensation package. We have historically granted equity awards primarily in the form of stock options. These awards strongly align our named executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our named executive officers to remain in our long-term employ. Stock options are also the predominant vehicle among biopharmaceutical companies at our stage of development, and the most prevalent type of equity award used by our peer companies. The Company also grants RSU awards as part of the equity award mix from time to time, which we believe improves the balance and risk profile of our executive compensation program, in addition to further incentivizing retention and aligning our named executive officers’ interest with those of our stockholders.

•

New 2021 long-term performance incentive plan, or “2021 LTPIP”, aligns management incentives to significant, sustained value creation. Kodiak stockholders approved the 2021 LTPIP, a unique seven-year equity incentive plan (2021-2028) at a special meeting on October 13, 2021. LTPIP awards are earned only through significant, sustained value creation for our stockholders.

Under the 2021 LTPIP, options are earned primarily based on stock price appreciation between $200 and $800 per share. At each level, our stock price has to meet or exceed the corresponding stock price goal for a period of 90 consecutive trading days.

Up to 35% of the options can also be earned through the achievement of important operational milestones to the extent that those options have not yet been earned through stock appreciation. Specifically, up to 25% of the LTPIP options could be earned on approval by the U.S. Food and Drug Administration of a Biologics License

2022 PROXY STATEMENT	21

Application in respect of a first, second and third major indication (RVO, DME and/or wAMD), and up to 10% may be earned based on attainment of sales of at least $2.5 billion in a completed fiscal year.

Even after they are earned, LTPIP options require sustained NEO service to the Company.

If LTPIP options are earned as described above, they remain subject to additional time-based vesting. Once earned, they would vest in substantially equal monthly installments over the period of time remaining in the seven-year performance period for the LTPIP.

Our NEOs will not realize any value from their LTPIP options unless and until our stock price increases dramatically.

All of the LTPIP options granted to our NEOs have an exercise price of $88.21 per share. Accordingly, LTPIP options that are actually earned and subsequently vest as described above will provide no realizable value to our NEOs unless and until our stock price exceeds $88.21 per share.

The LTPIP required our NEOs to forgo a portion of their annual equity awards for seven years.

In order to participate in the LTPIP, each NEO had to “opt-in” and agree to forgo a corresponding percentage of annual equity incentive awards for the next seven years. As a result, Dr. Perlroth’s 2021 annual incentive awards were reduced by 75%, and Mr. Borgeson’s and Dr. Ehrlich’s 2021 annual incentive awards were reduced by 50%. Each NEO’s annual awards over the next six years will also be reduced by the same respective percentages.

As a result, we estimated at the time of approval and continue to believe that, unless our stock price increases above $400 per share and stays there for a 90 consecutive trading day period, our NEOs would do worse financially by participating in the LTPIP than they would have done, had the Company instead continued to provide annual equity grants targeting more or less the average rewards peer companies give their management.

Further details of the plan can be found in our Proxy Statement filed with the SEC on September 13, 2021, available at www.sec.gov/Archives/edgar/data/1468748/000156459021047762/kod-def14a_20211013.htm.

•

Change in control benefits are limited to double-trigger payments which require termination of employment other than for cause or resignation for good reason in connection with a change in control of the Company to trigger payments.

•

We do not provide our named executive officers with any excise tax reimbursement (including “gross up”) payments in connection with any payments or benefits received upon a change in control of the Company.

•

We do not provide our named executive officers with any special health or welfare benefits. Our named executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

Our compensation committee has retained an independent third-party compensation consultant for guidance in analyzing our executive compensation program and making compensation decisions, including market practices, so that our compensation committee can regularly assess our individual compensation packages and total compensation programs against our peer companies, the competitive marketplace and other relevant industry data points.

•	The equity awards granted to our named executive officers have multiple-year vesting requirements, consistent with our retention objectives.

Overview of Our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•	align our executives’ interests with those of our stockholders through long-term incentives linked to specific performance.

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Our executive compensation program generally consists of, and is intended to strike a balance among, three principal components: base salary, annual bonuses and long-term incentive compensation in the form of equity awards. We also provide our named executive officers with severance and change-in-control payments and benefits, as well as other benefits available to all our employees, including retirement benefits under our Section 401(k) plan and participation in our employee health and welfare benefit plans. The following chart summarizes the objectives and key features of the three primary elements of compensation.

Element of Compensation	Objectives	Key Features

Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by the compensation committee’s compensation consultant.

Annual Bonus (“at-risk” cash)	Motivates and rewards our named executive officers for attaining rigorous annual corporate performance goals that relate to our key business objectives.	Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the compensation committee and our board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the pre-established corporate performance objectives.

Long-Term Incentive: LTPIP stock options (“at-risk” equity)	Motivates our named executive officers and eligible employees to create significant stockholder value through a combination of stock price triggers and operational milestones.	Named executive officers and eligible employees were provided a one-time opportunity to ‘buy-in’ to the 2021 LTPIP via an election and agreement to forgo up to 75% of their annual equity incentive awards for seven years from FY 2021-2028. In return, participants received a one-time grant of performance-based stock options that could potentially provide up to three times more value than the forgone annual equity incentive awards as of 2021.

Long-Term Incentive: Performance stock options (“at-risk” equity)	Motivates our named executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our named executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.	Earned portions of the awards begin vesting once the performance milestone is achieved and then vest through the remainder of the seven-year period in equal monthly increments, ensuring a true long-term incentive program.

Long-Term Incentive: Service-based stock options (“at-risk” equity)	Motivates our named executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

Stock options have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. The ultimate value realized, if any, depends on the appreciation of our common stock price and if our stock price does not appreciate, there is no value realized by our executive officers. Stock options may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals.

2022 PROXY STATEMENT	23

Element of Compensation	Objectives	Key Features

Long-Term Incentive: RSU awards (“at-risk” equity)	Motivates our named executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our named executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.	RSU awards may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals; the ultimate value realized varies with our common stock price.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our named executive officers, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

In determining the aggregate size of equity grants in any given year, the compensation committee (or our board of directors in the case of our Chief Executive Officer) generally considers the same factors described above under “Base Salary” with respect to performance during the prior fiscal year, as well as the criticality of the executive officer to the long-term achievement of corporate goals. The compensation committee also considers the impact of dilution by reviewing overall share utilization and usage.

We do not have any formal policies for allocating compensation among base salary, annual bonus awards and equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation package for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of target bonus opportunities and long-term equity awards, in order to align the named executive officers’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the compensation committee generally considers each named executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target total cash compensation and long-term equity awards (valued based on an approximation of grant date fair value).

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee reviews and oversees our executive compensation program, policies and plans, and it reviews and determines the compensation to be paid to our named executive officers. In making its executive compensation determinations, the compensation committee considers recommendations from our Chief Executive Officer for our named executive officers other than himself. In making his recommendations, our Chief Executive Officer receives internal input from our management team and has access to various third-party compensation surveys and compensation data provided by the compensation consultant to the compensation committee, as described below. While our Chief Executive Officer discusses his recommendations for the other named executive officers with the compensation committee, he is not present and does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, as well as members of our management team may also attend compensation committee meetings from time to time and may take part in

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discussions of executive compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers present (other than our Chief Executive Officer as described above). The compensation committee makes recommendations to the full board of directors with respect to its determination of compensation and benefits to our CEO.

The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, annual bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur during the year for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate its authority to approve named executive officer compensation. The compensation committee does not maintain a formal policy for the timing of equity awards to our named executive officers; awards are generally approved at a meeting of the compensation committee approximately midway through each year.

Role of Our Compensation Consultant

The compensation committee has the authority to retain compensation consultants to assist it in fulfilling its responsibilities. For purposes of evaluating 2021 compensation for each of our named executive officers and making 2021 compensation decisions, the compensation committee retained Compensia, a national compensation consulting firm, to assist the compensation committee in reviewing our executive compensation program and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

During 2021, Compensia assisted the compensation committee in developing a group of peer companies to use as a reference in making compensation decisions, developing the compensation committee’s executive pay philosophy, evaluating current pay practices and considering different compensation programs and compensation and corporate governance best practices. As described further below, Compensia also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and equity awards against competitive market practices. Compensia reports directly to the compensation committee, which maintains the authority to direct Compensia’s work and engagement, and advises the compensation committee and our human resources department from time to time. Compensia interacts with management to gain access to Company information that is required to perform its services and to understand the culture and policies of our organization. The compensation committee and Compensia meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding our Chief Executive Officer’s compensation.

The compensation committee also utilized the services of Infinite Equity, an equity compensation advisory firm, together with Compensia to assist in the design and implementation of the 2021 LTPIP.

Our compensation committee has assessed the independence of Compensia pursuant to the applicable Nasdaq listing standards and SEC rules, and concluded that Compensia is independent and that the work of Compensia has raised no conflict of interest that would prevent Compensia from independently representing the compensation committee.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Compensia as described below, including information relating to the compensation for executive officers in the biopharmaceutical industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2021, Compensia examined our compensation philosophy and selected companies that would be appropriate peers based on geography, industry focus, employee size, stockholder base, stage of development and market capitalization. Specifically, companies were selected in June 2020 with the following parameters:

•	Geography: We focused on biopharmaceutical companies listed on a U.S. national securities exchange with preference for companies with a U.S. headquarters.

•	Industry Focus: We focused on biopharmaceutical companies employing platform technologies to develop high complexity drugs and/or treating complex or concentrated diseases.

•	Employee size: We focused on companies with a headcount of roughly between 1/3 to three times our headcount at the time of evaluation.

2022 PROXY STATEMENT	25

•	Stockholder base: We focused on companies with a strong presence of long-term investors.

•	Stage of development: We focused on late stage pre-commercial companies conducting at least one pivotal registrational study or early commercial (less than $100 million in annual revenue) companies.

•	Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to three times our market capitalization at the time of evaluation (with a range of 1x to 8x).

Based on these criteria, for 2021, Compensia recommended, and our compensation committee approved the following peer group for use analyzing 2021 compensation:

• Allakos	• Iovance Biotherapeutics
• Apellis Pharmaceuticals	• Karuna Therapeutics
• Arrowhead Pharmaceuticals	• Mirati Therapeutics
• BeiGene	• Nektar Therapeutics
• Biohaven Pharmaceuticals	• Novavax
• CRISPR Therapeutics	• Seagen
• Deciphera Pharmaceuticals	• TG Therapeutics
• Denali Therapeutics	• Turning Point Therapeutics
• FibroGen	• Zentalis Pharmaceuticals
• Global Blood Therapeutics

Using the peer companies listed above, Compensia prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, 60th and 75th percentiles of the market data) with respect to base salary, annual bonuses, equity awards (valued based on an approximation of grant date fair value and as an ownership percentage), target total cash compensation (including base salary and the target annual bonus) and target total direct compensation (total target cash compensation and equity compensation).

The compensation committee reviews these market data reference points and structures each component of compensation, as well as target total direct compensation to be competitive with the market. However, the market data is only one of the factors that the compensation committee considers in making compensation decisions and therefore individual named executive officer compensation may fall above or below these general guidelines.

Factors Used in Determining Executive Compensation

Our compensation committee sets the compensation of our named executive officers at levels it determines to be competitive and appropriate for each named executive officer, using the professional experience and judgment of compensation committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the following factors:

•	Company performance and existing business needs;

•	Each named executive officer’s individual performance, scope and complexity of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

•	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and

•	The recommendations of compensation consultants on compensation policy determinations for our executive officers.

2021 Advisory Vote on Executive Compensation

Our compensation committee reviewed the results of the 2021 stockholder advisory vote on NEO compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 99%) of the votes cast at the 2021 annual meeting of stockholders approved the compensation of our named executive officers described in our 2021 proxy statement. Accordingly, our compensation committee did not implement changes to our executive compensation program as a direct result of the stockholder advisory vote.

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2021 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries in June 2021, the compensation committee first assessed current base salary levels against the competitive market analysis prepared by Compensia and determined that certain of our named executive officers trailed the 50th percentile of our 2021 compensation peer group. Given the strong performance of the Company at that time, the compensation committee determined an increase to the market 50th percentile was appropriate for these named executive officers, and necessary to remain competitive with companies with whom we compete and a smaller increase was necessary and appropriate for those named executive officers who were closer to the 50th percentile as a merit increase for their efforts towards our strong performance at the time. Accordingly, the compensation committee increased the base salaries of the named executive officers to the amounts necessary to set their 2021 base salaries at approximately the 50th percentile of the competitive market data.

Executive	2021 Base Salary as of July 1, 2021	Percentage Increase in Base Salary from July 1, 2020
Victor Perlroth, M.D.	$679,000	7%
John A. Borgeson	$465,000	5%
Jason Ehrlich, M.D., Ph.D.	$489,000	4%

Annual Bonuses

Our compensation committee approved our annual bonus program for 2021 in early 2021. The 2021 annual bonus each named executive officer was eligible to receive was based on the individual’s target bonus, calculated as a percentage of base salary, or target bonus percentage, and the extent to which we achieved the corporate objectives that our board of directors established for the year. There is no specified minimum or maximum bonus percentage or amount established for the named executive officers.

Specifically, the compensation committee determined that the 2021 target bonus percentage should be 45% for all NEOs other than Dr. Perlroth (i.e., 45% for Mr. Borgeson and Dr. Ehrlich). The compensation committee’s decision regarding 2021 target bonus percentages for our NEOs was based on a review of a competitive market analysis prepared by Compensia, as well as an assessment of target bonus percentages appropriate to align us competitively with our 2021 compensation peer group. Based on their analysis, the target bonus percentage for our NEOs was increased from 40% in 2020 to 45% in 2021.

Further, a review of the competitive market analysis prepared by Compensia indicated that with a target bonus percentage of 60%, Dr. Perlroth’s target total cash compensation fell below the 50th percentile of the competitive market data. In order to better align his target total cash compensation with those of the chief executive officers of the companies in our 2021 compensation peer group and in recognition of his greater role in determining the course of, and ability to influence the future of the Company, as well as the critical importance of his leadership to the Company’s achievement of its 2021 business and financial objectives, the compensation committee approved an increase to Dr. Perlroth’s 2021 target bonus percentage to 65%.

In connection with establishing the 2021 annual bonus program, the compensation committee approved the corporate goals identified in the table below. In selecting these goals, the compensation committee believed that they were appropriate drivers for our business, as they supported KSI-301 clinical development and advanced our research and discovery pipeline, all while maintaining a solid financial position, which together, would enhance stockholder value. At the time the 2021 corporate goals were set, the compensation committee and management believed that such goals were challenging and achieving them would require not only continued strong research and product development success, as well as prudent fiscal and legal management, but also a high level of effort and execution on the part of our named executive officers.

The compensation committee also applied a performance weighting to each goal relative to the overall performance of the Company to reflect the prioritization of key business objectives in the table below. No specific individual objectives were established for any of our named executive officers for 2021, so our named executive officers’ bonuses were entirely dependent on the achievement of our corporate goals.

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During 2021, management reported regularly to the compensation committee on the status of our performance against these goals and in January 2022, the compensation committee evaluated our performance in relation to the 2021 goals.

After consideration of such performance, the compensation committee concluded that 2021 was a year of meaningful accomplishments during which the Company achieved each of our pre-established corporate goals, as further described in the table below. The table below describes each corporate goal as well as the achievements related to each goal.

Corporate Goal	2021 Achievements	Weighting
Advance KSI-301 clinical studies across retinal vascular disease indications

Completed enrollment in DAZZLE, our Phase 2b/3 Pivotal Study of KSI-301 in patients with treatment naïve wet AMD, with top-line data released in February 2022.

Completed enrollment of over 550 patients worldwide in 2021 for our pivotal study BEACON in RVO. Our paired Phase 3 studies GLEAM/GLIMMER in DME completed enrollment of approximately 450 patients each worldwide in February 2022. Our short-interval Phase 3 study DAYLIGHT in wet AMD randomized the first patient in June 2021 and recruitment continues in both the U.S. and EU. We expect to complete enrollment in the first half of 2022. We began screening patients into GLOW, our Phase 3 study in NPDR, in the second quarter of 2021, and randomized the first patients in September 2021.

Rating: Achieved goal

		35%
Advance KSI-301 manufacturing towards BLA package	Successfully completed manufacturing runs of KSI-301 for clinical supply in support of multiple Phase 3 trials. Significant progress on technical readiness, including process characterization, analytical methods, and scale-up planning. Advanced KSI-301 commercial supply planning including progress on the IBEX manufacturing facility with Lonza for KSI-301. Rating: Achieved goal	35%
Advance KSI-301 Nonclinical towards BLA package	Progressed portfolio of non-clinical toxicology studies and analytical methods development. Rating: Achieved goal	5%
Advance KSI-301 pre-commercial readiness	Analysis and planning work completed in brand development, US commercial requirements/readiness, and global distribution processes. Rating: Achieved goal	5%
Advance KSI-501 development candidate	Successful antibody cGMP batch completed and released. Drug substance manufactured successfully for toxicology studies. Rating: Achieved goal	7.5%
Advance triplet inhibitor development candidate	Advanced research of monoclonal antibodies and small molecule inhibitors for multifunctional triplet inhibitor development candidates. Rating: Achieved goal	7.5%
Manage cash in a manner consistent with our strategy.	Ended 2021 with $731.5 million of cash and cash equivalents, which we believe is sufficient to fund the remainder of our KSI-301 clinical studies and support ongoing R&D. Rating: Achieved goal	5%

Based on our performance relative to the 2021 corporate goals, the compensation committee awarded each of our named executive officers an annual bonus equal to 125% of his target bonus opportunity for 2021, as shown in the table below:

Named Executive Officer	2021 Target Bonus(1)	2021 Actual Bonus

Victor Perlroth, M.D.	$410,233	$512,791

John A. Borgeson	$192,960	$241,200

Jason Ehrlich, M.D., Ph.D.	$203,958	$254,948

(1)	These amounts are based on actual base salaries paid during 2021, which reflect the mid-year adjustments to the named executive officers’ respective base salaries.

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Long-Term Incentives

During the fall of 2020, our board of directors began discussions about incentivizing our NEOs to lead the Company through the next phase of the Company’s development. In August 2021, following more than ten months of careful analysis led by the compensation committee, and with the participation of every independent board member, we proposed that stockholders consider the LTPIP.

As a result, in 2021, the Company utilized three components of employee equity incentive compensation:

(a)	2021 LTPIP option awards,

(b)	performance option awards, and

(c)	service-based annual equity incentive awards.

Both the 2021 LTPIP and the performance option awards granted during 2021 embody the concept of pay-for-performance as the awards vest only upon achievement of ambitious stock price or operational goals. Further, we believe the depressed market value of our common stock following the release of top-line results from our initial Phase 2b/3 Study of KSI-301 in patients with neovascular wet aged-related macular degeneration provides an even higher hurdle for achieving vesting in the 2021 LTPIP. For example, the closing price per share of our common stock declined from $50.35 on February 22, 2022 to $9.86 on February 23, 2022, the day on which the Phase 2b/3 top-line data was announced.

Details on each component of our long-term incentives for our named executive officers are described below.

(a) 2021 LTPIP

The 2021 LTPIP was designed to be a long-term, pay-for-performance, equity incentive plan that would further align the interests of management and other eligible employees with the creation of substantial long-term value for our stockholders. Our NEOs and other eligible employees at or above grade level 10 were provided a one-time opportunity to “opt-in” or “buy-in” to the 2021 LTPIP, via a one-time election, if they so elected, they agreed to forgo up to 75% of their annual performance option awards and service-based annual equity incentive awards for the next seven years, and instead received a one-time grant of performance-based stock options (the “2021 LTPIP Stock Option Grants”) that could potentially provide three times more value than the forgone annual equity awards.

The 2021 LTPIP has a “break-even” point of approximately $400 per share, meaning that unless our stock price increases to above $400 per share and stays there for a 90 consecutive trading day period, we estimate that participating employees would do worse financially by participating in the 2021 LTPIP than they would have done had the compensation committee instead continued to grant annual equity awards targeting approximately the average rewards the companies in our compensation peer group grant their management. A $400 per share price for our common stock corresponds to approximately $25 billion market capitalization, which would result in significant value creation for our stockholders.

On August 12, 2021, the compensation committee and our board of directors approved grants under the 2021 LTPIP as summarized in table a1 below.

These awards were conditionally granted subject to stockholder approval at an exercise price of $88.21, the fair market value per share of our common stock on the date of grant. On October 13, 2021, at a special meeting of stockholders, our stockholders approved the 2021 LTPIP with approximately 75% of the votes cast voting ‘FOR’ the program, excluding the votes of LTPIP participants.

Prior to deciding to submitting the LTPIP to stockholders, members of the compensation committee consulted with several substantial stockholders. While opinions varied, the stockholders expressed a general consensus for a long-term performance-based equity plan that would replace in substantial part annual equity awards.

Upon stockholder approval of the 2021 LTPIP, the 2021 LTPIP Stock Option Grants became effective and each 2021 LTPIP participant’s previously granted 2021 performance option awards and service-based annual equity awards were decreased in accordance with the percentage of their 2021 performance option awards and service-based annual equity awards they agreed to forego in exchange for their 2021 LTPIP Stock Option Grant.

2022 PROXY STATEMENT	29

Table a1 below summarizes the final seven-year 2021 LTPIP Stock Option Grants and the percentage of the 2021 performance option awards and service-based annual equity incentive awards each NEOs elected to waive.

Table a1: Summary of NEO ‘2021 LTPIP’ Stock Option Grants

Named Executive Officer:	Percentage of Full 2021 Annual LTI Award Waived	7-Year LTPIP Stock Option Grants, 2021-2028

Victor Perlroth, M.D.	75%	2,177,334

John A. Borgeson	50%	500,000

Jason Ehrlich, M.D., Ph.D.	50%	500,000

Award Vesting/Milestones:

Shares of our common stock underlying the 2021 LTPIP Stock Option Grants are earned based on the achievement of the performance-based requirement and/or certain operational milestones, as described below. Upon being earned based on performance, the shares of our common stock then generally vest based on continued service with the Company following the date earned and through the end of the seven-year performance period.

Performance-Based Requirement:

The performance-based requirement consists of seven tranches of stock price goals. The first tranche requires that our common stock price per share reach or exceed $200, with each tranche thereafter requiring a $100 incremental increase up to $800 for the last tranche to be earned. A percentage of the shares of our common stock underlying a 2021 LTPIP Stock Option Grant will be earned based on the stock price meeting or exceeding the corresponding stock price goal for a period of 90 consecutive trading days during the seven-year performance period, as follows:

Performance-Based Requirement	Target Stock Price	Tranche Earning Percentage	Cumulative Earning Percentage

Tranche One	$200	7.5%	7.5%

Tranche Two	$300	12.5%	20.0%

Tranche Three	$400	25.0%	45.0%

Tranche Four	$500	25.0%	70.0%

Tranche Five	$600	20.0%	90.0%

Tranche Six	$700	5.0%	95.0%

Tranche Seven	$800	5.0%	100.0%

Operational Milestones:

Up to 35% of the shares of our common stock underlying the 2021 LTPIP Stock Option Grants may also be earned based on our achievement of certain operational milestones during the seven-year performance period. An NEO may earn up to 25% of his total award based on approval by the U.S. Food and Drug Administration of a Biologics License Application (or “BLA”) in respect of a first, second, and third major indication (RVO, DME and/or wAMD). In addition, an NEO may earn up to 10% of his total award based on our attainment of sales of at least $2.5 billion in a completed fiscal year.

The maximum percentage of shares of our common stock that can be earned based on the attainment of the operational milestones is as follows:

Operational Milestone	Operational Milestone Earning Percentage

First BLA Approval	15.0%

Second BLA Approval	5.0%

Third BLA Approval	5.0%

Sales > $2.5 billion in a Fiscal Year	10.0%

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The portion of a 2021 LTPIP Stock Option Grant that may be earned based on attainment of an operational milestone is inclusive of, and not in addition to, any portion of the award that may be earned based on the attainment of the performance-based requirement. Therefore, to the extent a portion of a 2021 LTPIP Stock Option Grant is earned based on the attainment of an operational milestone, the subsequent tranche(s) of the award that is eligible to be earned based on the performance-based requirement will be reduced by the excess, if any, of the number of shares earned over the cumulative earning percentage provided for in the performance-based requirement.

Neither a performance-based requirement nor an operational milestone was achieved as of December 31, 2021.

Service-Based Requirement

Shares of our common stock earned based on attainment of the performance-based requirement, or upon achieving an operational milestone, are subject to additional time-based vesting and will vest in substantially equal monthly installments over the period of time remaining in the seven-year performance period, on the first day of each complete calendar month following the date on which the applicable stock price goal, or operational milestone, was attained.

Further information on the 2021 LTPIP can be found in our definitive proxy statement dated September 13, 2021 for our Special Meeting of Stockholders held on October 13, 2021.

(b) Performance Option Awards

Special Performance Option Award for 2020

As previously disclosed, in February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers (as well as other employees) as a result of the Company’s extraordinary performance in 2020. These performance-based option awards are linked to metrics that are aligned with our corporate strategy and which are designed to build value for our stockholders. Specifically, the metrics are focused on completion of our KSI-301 clinical development. The options will vest over four years if, and only if, the enrollment of the last patient in both of the DME pivotal trials, GLEAM and GLIMMER occurs before December 31, 2022. The enrollment criteria was met in February 2022, at which time 25% of the award vested. The remaining options will vest over 36 months.

Pursuant to FASB ASC Topic 718, these performance-based stock options are reported in our 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards Table for their year of grant, i.e., 2021, even though the award relates to services performed in 2020.

Named Executive Officer	Performance Stock Option Grant (# of shares)
Victor Perlroth, M.D.	60,000
John A. Borgeson	15,000
Jason Ehrlich, M.D., Ph.D.	15,000

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Performance-Based Option Grant

In August 2021, the compensation committee approved an special performance-based stock option grant for our named executive officers which represents the difference between the 50th and 75th percentile of the market data as reflected in the competitive market analysis prepared by Compensia. These performance-based stock options are linked to metrics that are aligned with our corporate strategy and which are designed to build value for our stockholders. A summary of the performance criteria metrics is as follows:

	Criteria Descriptions	Multiplier

Performance Component Criteria

Criterion 2 is conditional on meeting Criterion 1.

•  Criterion 1: BLA Acceptance (binary yes/no)

-  Before year end 2023

•  Criterion 2: Relative TSR (3-year)

-  0.5x            ≤25th percentile

-  1.0x            25th to <75th percentile

-  1.5x:          75th to <90th percentile

-  2.0x:          ≥90th percentile

The performance-based vesting criterion is tied to Relative TSR (versus Russell 2000) for the three-year performance period based on the 30-day VWAP leading up to the grant date through the 30-day VWAP leading up to end of the three-year performance period measurement date August 4, 2024).

Criterion 1	BLA Acceptance	Yes/No
Criterion 2	BLA Acceptance and Relative TSR (≤25th percentile)	0.5X
	BLA Acceptance and Relative TSR (25th to <75th percentile)	1.0X
	BLA Acceptance and Relative TSR (75th to <90th percentile)	1.5X
	BLA Acceptance and Relative TSR (≥90th percentile)	2.0X

The options will vest over four years if, and only upon the acceptance by the FDA of a BLA for KSI-301 with the number of stock options earned dependent on the relative total stock return percentage as compared to the Russell 2000 at the end of the three-year performance period.

Table b1 below shows the initial performance-based stock option grants approved by the compensation committee for each of our named executive officers and the final grants, after giving effect to each individual’s 2021 LTPIP election to forego a portion of the award.

Table b1: Summary of NEO 2021 Performance Option Awards

Named Executive Officer:	2021 Initial Performance Stock Option Grant (# of shares)	Percentage of Full 2021 Annual LTI Award Waived	2021 Final Performance Stock Option Grant (# of shares)
Victor Perlroth, M.D.	100,000	75%	25,000
John A. Borgeson	50,000	50%	25,000
Jason Ehrlich, M.D., Ph.D.	50,000	50%	25,000

(c) Service-Based Annual Equity Incentive Awards

In determining the annual service-based equity awards for our named executive officers, the compensation committee took into consideration both the practices of the companies in our compensation peer group and competitive market data provided by its compensation consultant. The compensation committee determined that the 2021 equity mix should remain the same as the 2020 equity mix. Consequently, for Dr. Perlroth, the compensation committee decided to deliver 100% of the value of his annual equity award in the form of stock options. For our other named executive officers, the compensation committee decided to deliver approximately 65% of the value of each named executive officer’s annual equity award in the form of stock options and 35% of the value in the form of RSU awards.

In determining the value of these equity awards, the compensation committee considered a competitive market analysis of long-term incentive compensation prepared by Compensia using the 60th percentile of the competitive market data as

32	2022 PROXY STATEMENT

the starting point and then adjusting the value of the annual equity awards as it deemed appropriate in its discretion. These stock options vest monthly over a four-year period and the RSU awards vest in four equal annual installments, in each case subject to the named executive officer’s continued service with us through the applicable vesting date.

Table c1 below shows the initial 2021 annual service-based equity awards approved by the compensation committee for each of our named executive officers and the final awards, after giving effect to each individual’s 2021 LTPIP election to forego a portion of the awards.

Table c1: Summary of NEO 2021 annual stock option and RSU grants

Named Executive Officer:	2021 Initial Stock Option Grant (# of shares)	2021 RSU Initial Grant (# of Shares)	Percentage of Full 2021 Annual LTI Award Waived	2021 Final Stock Option Grant (# of shares)	2021 RSU Final Grant (# of Shares)
Victor Perlroth, M.D.	241,000	—	75%	60,250	—
John A. Borgeson	50,000	15,000	50%	25,000	7,500
Jason Ehrlich, M.D., Ph.D.	50,000	15,000	50%	25,000	7,500

Table d1 below summarizes the initial equity awards approved in August 2021 by the compensation committee and then the final awards after giving effect to each named executive officer’s 2021 LTPIP election to forgo a portion of the awards.

Table d1: summary of 2021 NEO Equity Awards:

Named Executive Officer:	2021 Initial Stock Option Grant (# of shares)	2021 RSU Initial Grant (# of Shares)	2021 Initial Performance Stock Option Grant (# of shares)	Percentage of Full 2021 Annual LTI Award Waived	2021 Final Stock Option Grant (# of shares)	2021 RSU Final Grant (# of Shares)	2021 Final Performance Stock Option Grant (# of shares)	7-Year LTPIP Awards, 2021-2028
Victor Perlroth, M.D.	241,000	—	100,000	75%	60,250	—	25,000	2,177,334
John A. Borgeson	50,000	15,000	50,000	50%	25,000	7,500	25,000	500,000
Jason Ehrlich, M.D., Ph.D.	50,000	15,000	50,000	50%	25,000	7,500	25,000	500,000

Timing of Equity Award

Annual grants of equity awards to our named executive officers are generally determined and approved at compensation committee meetings, with such meeting date typically serving as the grant date. However, the compensation committee may sometimes approve the grant of equity awards to our named executive officers and other employees in advance of its next scheduled meeting, either at a special meeting or by unanimous written consent, in connection with certain new hires, promotions and other circumstances where the compensation committee deems it appropriate to grant such awards. The grant dates for these equity awards are typically the same date that a newly hired executive officer begins employment or the effective date of an executive officer’s promotion, as applicable. All stock options are granted with an exercise price that is not less than the closing price of our common stock on the grant date. We have no plan or practice to time option grants in coordination with the release of non-public information, and we do not time the release of non-public information to affect the value of executive compensation.

Other Features of Our Executive Compensation Program

Employment Agreements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers upon their initial commencement of employment with us. Each of our named executive officers is employed “at will” and may be terminated at any time for any reason. All of our named executive officers are eligible for severance and change in control payments and benefits pursuant to the terms of their respective employment agreements, the terms of which are described below under “Severance and Change in Control Payments and Benefits” and “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Payments and Benefits

The employment agreements with our named executive officers provide for certain severance payments and benefits (cash payments, payments for benefits continuation and equity acceleration) upon a termination of employment without

2022 PROXY STATEMENT	33

cause or resignation for good reason, either outside of or within the three months prior to or 24 months following a corporate transaction. We do not provide any excise or other tax reimbursement (including “gross up”) payments in connection with severance or change in control transactions. Our compensation committee periodically reviews the severance payments and benefits that we provide, including by reference to market data, to ensure that the payments and benefits remain appropriately structured and at reasonable levels. The compensation committee believes that that severance protection payments and benefits are necessary to provide stability among our named executive officers, serve to focus our named executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance payments and benefits for each of our named executive officers is provided below under “Potential Payments upon Termination or Change in Control.”

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including base salary earned and unused vacation pay.

Section 401(k) Plan and Health Benefits

We maintain a Section 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our named executive officers, are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. In 2019, we amended the Section 401(k) Plan to provide employer matching contributions of 100% of employee contributions up to a maximum of 50% of the individual maximum contribution limit allowed under the Internal Revenue Service rules. Company matching contributions for the Section 401(k) plan became effective January 1, 2019. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are generally not taxable to the employees until distributed from the Section 401(k) plan, and all contributions are deductible by us when made. The Section 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

In addition, we provide health benefits to our named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

Perquisites and Other Personal Benefits

We generally do not offer perquisites or personal benefits to our named executive officer, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our named executive officers as our compensation committee determines appropriate. In 2021, we paid Dr. Ehrlich a monthly housing and travel allowance pursuant to the terms of his employment agreement, as reported in the “2021 Summary Compensation Table.” The compensation committee determined that such benefits were reasonable and necessary component of Dr. Ehrlich’s compensation.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive

34	2022 PROXY STATEMENT

compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Recovery (“Clawback”) Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. In addition, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Risk Assessment Concerning Compensation Practices and Policies

With the assistance of the compensation committee’s compensation consultant and the Company’s outside legal counsel, in April 2021, the compensation committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take excessive or inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, policies and practices, including the mix of fixed and variable, short-term and long-term incentives and overall compensation, incentive plan structures, and risk mitigation features, and oversight of, each plan and arrangement, the compensation committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks; the mix of short-term compensation (in the form of base salary and annual bonus, if any, which is based on the achievement of multiple performance goals), and long-term compensation (in the form of stock options and RSU awards) prevents undue focus on short-term results and helps align the interests of the Company’s named executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and related policies helps protect against short-term decision making.

2022 PROXY STATEMENT	35

2021 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2021, 2020 and 2019. Note that the large amounts for 2021 appearing in the “Option Awards” column of the summary compensation table reflect principally special one-time LTPIP awards calculated by reference to awards only a seven-year period (plus annual grants). See the description of LTPIP awards, which represent most of the 2021 awards, under “2021 Executive Compensation Program — Long-Term Incentives” above.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)(6)(7)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)(4)	Total
Victor Perlroth, M.D(3) Chief Executive Officer and Chairman of the Board	2021	655,000	—	—		112,193,072	(8)	512,791	10,344	113,371,207
	2020	590,500	—	—		7,830,564		511,137	10,560	8,942,761
	2019	525,659	—	—		16,714,242		392,606	9,500	17,642,007
John A. Borgeson(4) Senior Vice President and Chief Financial Officer	2021	453,000	—	1,323,150	(9)	25,844,150	(8)	241,200	10,302	27,871,802
	2020	425,500	—	783,441		1,460,547		255,351	11,768	2,936,607
	2019	401,500	—	889,471		4,697,833		224,879	9,500	6,223,183
Jason Ehrlich, M.D., Ph.D.(5) Chief Medical Officer and Chief Development Officer	2021	479,000	—	1,323,150	(9)	25,844,150	(8)	254,948	45,303	27,946,551
	2020	462,200	—	783,441		1,460,547		277,342	72,717	3,056,247
	2019	447,700	—	852,716		6,085,991		250,747	79,011	7,716,165

(1)

The dollar amounts in this column represent the aggregate grant date fair value of RSU awards and stock option awards granted under the 2018 Plan and 2021 LTPIP Plan during each calendar year, and do not necessarily represent the actual value that may be realized by the named executive officers. See the description of LTPIP awards, which represent most of the 2021 awards, under “2021 Executive Compensation Program — Long-Term Incentives” above. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. See Grants of Plan-Based Awards section below for further details.

(2)

Amounts for 2021, 2020 and 2019 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals and other factors deemed relevant by our Board and compensation committee.

(3)

“All Other Compensation” for Dr. Perlroth includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(4)	“All Other Compensation” for Mr. Borgeson includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums.
(5)

“All Other Compensation for Dr. Ehrlich includes matching of contributions made under the Company’s Section 401(k) plan, term life insurance premiums and amounts paid to Dr. Ehrlich relating to his housing and travel allowance.

(6)

In February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers as a result of the Company’s extraordinary performance in fiscal year 2020. Pursuant to FASB ASC Topic 718, these performance equity awards granted in 2021 are reported in their year of grant, i.e. 2021, even though the award relates to service performed in 2020. The aggregate grant fair value as of the grant date of the special performance-based stock option grant to our named executive officers is $4,644,600 for Dr. Perlroth, $1,161,150 for Mr. Borgeson, and $1,161,150 for Dr. Ehrlich.

(7)

In August 2021, the Company granted performance-based stock options (“2021 Aug PSO”). These stock options will vest upon the achievement of specific clinical development milestones with the percentage of shares earned being dependent on the relative total stockholder return over the performance period. As of the grant date, the requisite performance criteria for the 2021 Aug PSO were considered to be not probable; the “Option Awards” column for 2021 thus does not include any value relating to the 2021 Aug PSO.

For Dr. Perlroth, the maximum potential value of the 2021 Aug PSO on the grant date is $4,149,000, of which 75%, or $3,111,750, has been forgone for the options granted under the 2021 LTPIP.

For Mr. Borgeson, the maximum potential value of the 2021 Aug PSO on the grant date is $2,074,500, of which 50%, or $1,037,250, has been forgone for the options granted under the 2021 LTPIP.

For Dr. Ehrlich, the maximum potential value of the 2021 Aug PSO on the grant date is $2,074,500, of which 50%, or $1,037,250, has been forgone for the options granted under the 2021 LTPIP.

(8)

Pursuant to SEC rules, as the options granted under the 2021 LTPIP were considered to be a modification under ASC 718, the amount reported for 2021 in the “Option Awards” column includes both the aggregate grant date fair value of the time-based options granted during the year and the incremental fair value of the options granted under 2021 LTPIP.

Dr. Perlroth, Mr. Borgeson and Dr. Ehrlich elected to forgo 75%, 50% and 50% of their options for the seven years beginning in 2021 in favor of options granted under the 2021 LTPIP.

The incremental fair value of the options granted under the 2021 LTPIP for Dr. Perlroth, Mr. Borgeson and Dr. Ehrlich were $95,546,310, $22,192,925 and $22,192,925, respectively.

36	2022 PROXY STATEMENT

(9)

Pursuant to SEC rules, as the options granted under the 2021 LTPIP were considered to be a modification under ASC 718, the 2021 “Stock Awards” represent the aggregate grant date fair value of the time-based RSU awards granted during the year. Mr. Borgeson and Dr. Ehrlich each elected to forgo 50%, or $661,575, of their RSU awards granted during the year for the options granted under the 2021 LTPIP.

Supplemental Summary Compensation Table

To supplement the reported compensation disclosed in the Summary Compensation Table, we have included the following supplemental table, which we believe provides a useful alternative representation of 2021 compensation. This supplemental table is not a substitute for reported compensation in the Summary Compensation Table, is shown for informational purposes only and is not presented in accordance with SEC requirements.

In accordance with SEC proxy disclosure rules, the estimated fair value of the stock options shown in the 2021 Summary Compensation Table is based on market conditions that existed at the time the stock options were granted. For informational purposes, as of April 22, 2022, the fair value of the options granted under the 2021 LTPIP to Dr. Perlroth, Mr. Borgeson and Dr. Ehrlich was substantially lower at $1,085,829, $249,348 and $249,348, respectively, reflecting the reduction in the per share trading price of the Company’s common stock following the release of data from the Company’s initial Phase 2b/3 study in wet AMD.

This table reflects the total compensation as reported in the above Summary Compensation Table for 2021, excluding (i) the 2021 LTPIP Stock Option Grants, which were one-time grants that are not otherwise part of our regular executive compensation program and which are intended to incentivize performance over a seven-year period, (ii) the portion of each 2021 August Equity Award (as defined in footnote 1 to the table below) that was forfeited based on each named executive officer’s LTPIP election and (iii) the special performance-based options granted in February 2021 and which are reported in the Summary Compensation Table for 2021 due to the technical requirement that these awards be reported in their year of grant.

Name	Year	Total Compensation as Reported in the Summary Compensation Table	Compensation related to LTPIP Forfeitures and Awards(1)	Compensation related to 2020 Special Performance-Based Stock Option Grant(2)	Total Compensation excluding Special Awards(3)
Victor Perlroth, M.D	2021	$113,371,207	$(104,547,931)	$(4,644,600)	$4,178,676
John A. Borgeson	2021	$27,871,802	$(24,099,538)	$(1,161,150)	$2,611,114
Jason Ehrlich, M.D., Ph.D.	2021	$27,946,551	$(24,099,538)	$(1,161,150)	$2,685,863

(1)

“Compensation related to LTPIP Forfeitures and Awards” reflects the aggregate grant date fair value of the 2021 August Equity Awards, which were forfeited then modified and exchanged for the options granted under the 2021 LTPIP. The aggregate grant date fair value of the 2021 August Equity Awards forfeited for Dr. Perlroth, Mr. Borgeson and Dr. Ehrlich were $9,001,622, $1,906,613, and $1,906,613, respectively. The incremental fair value of the options granted under the 2021 LTPIP for Dr. Perlroth, Mr. Borgeson and Dr. Ehrlich were $95,546,310, $22,192,925 and $22,192,925, respectively.

(2)

“Compensation related to 2020 Special Performance-Based Stock Option Grant” reflects the aggregate grant date fair value of the special performance-based stock option grant approved by the compensation committee in February 2021 as a result of the Company’s extraordinary performance in fiscal year 2020.

(3)

“Total Compensation excluding Special Awards” reflects the total compensation as reported in the Summary Compensation Table excluding the impact of the LTPIP forfeitures and awards and the special performance-based stock option grant described in the footnotes to this supplemental table. This alternative representation of 2021 compensation includes salary, non-equity incentive plan compensation (bonus), and all other compensation as reported in the Summary Compensation Table, plus the grant date fair value of the remaining 2021 August Equity Awards that were not forfeited.

2022 PROXY STATEMENT	37

2021 Grants of Plan-Based Awards Table

The following table provides information regarding the grants of plan-based awards to our named executive officers for the year ended December 31, 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Equity Incentive Plan Awards: Number of Securities Underlying Options (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(4)

Victor Perlroth, M.D.

Stock option grants	2/21/2021	—	60,000		—		—		$131.44	$4,644,600
	8/12/2021	—	241,000	(5)	—		—		$88.21	$12,002,162	(5)

	8/12/2021	—	—		100,000	(5)	—		$88.21	—

	10/13/2021	—	—		2,177,334	(6)	—		$88.21	$95,546,310	(6)

Annual bonus		410,233	—		—		—		—	—

John A. Borgeson

Stock option grants	2/21/2021	—	15,000		—		—		$131.44	$1,161,150
	8/12/2021	—	50,000	(5)	—		—		$88.21	$2,490,075	(5)

	8/12/2021	—	—		50,000	(5)	—		$88.21	—

	10/13/2021	—	—		500,000	(6)	—		$88.21	$22,192,925	(6)

RSU awards	8/12/2021	—	—		—		15,000	(5)	—	$1,323,150	(5)

Annual bonus		192,960	—		—		—		—	—

Jason Ehrlich, M.D., Ph.D.

Stock option grants	2/21/2021	—	15,000		—		—		$131.44	$1,161,150
	8/12/2021	—	50,000	(5)	—		—		$88.21	$2,490,075	(5)

	8/12/2021	—	—		50,000	(5)	—		$88.21	—

	10/13/2021	—	—		500,000	(6)	—		$88.21	$22,192,925	(6)

RSU awards	8/12/2021	—	—		—		15,000	(5)	—	$1,323,150	(5)

Annual bonus		203,958	—		—		—		—	—

(1)

The amounts shown reflect the target cash incentive award for our named executive officers, which are disclosed in the “2021 Executive Compensation Program — Annual Bonuses” section of the Compensation Discussion and Analysis. The actual amounts paid for 2021 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)

All stock option awards were granted under the 2018 Plan and expire ten years from the date of grant or earlier upon termination of service. The option will vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(3)

All RSU awards were granted under the 2018 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on June 15, 2021 and thereafter as to 1/4th of the original number of shares subject to the RSU award on each succeeding June 15th thereafter until fully vested. Vested shares will be delivered to the named executive officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(4)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the named executive officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2021 for the option award or the RSU award as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option awards and the RSU awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column.

(5)

A portion of the August 2021 Equity Awards were foregone as a result of the NEO’s participation in the LTPIP. The amounts disclosed in this table reflect the number of shares subject to the awards granted on the grant date, without giving effect to the forgone portion of such awards.

38	2022 PROXY STATEMENT

Dr. Perlroth elected to exchange 75% of his 2021 August Equity Awards for the options granted under the 2021 LTPIP, which effectively reduced his 2021 August Equity Awards to 60,250 time-vested stock options and 25,000 performance-based stock options.

Mr. Borgeson elected to exchange 50% of his 2021 August Equity Awards for the options granted under the 2021 LTPIP, which effectively reduced his 2021 August Equity Awards to 25,000 time-vested stock options, 7,500 time vested RSUs and 25,000 performance-based stock options.

Dr. Ehrlich elected to exchange 50% of his 2021 August Equity Awards for the options granted under the 2021 LTPIP, which effectively reduced his 2021 August Equity Awards to 25,000 time-vested options, 7,500 time-vested RSUs and 25,000 performance-based stock options.

(6)	Options granted under the LTPIP Program. Refer to “2021 Executive Compensation Program — Long-Term Incentives” above for more information regarding our LTPIP Program.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2021.

		Option Awards							Stock Awards

		Number of Securities Underlying Option (#)							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)(8)
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Victor Perlroth, M.D.	10/13/2021	—	—		2,177,334	(3)(11)	88.21	10/13/2031	—		—
	8/12/2021	—	—		25,000	(3)(9)	88.21	8/11/2031	—		—
	6/30/2021	7,531	52,719	(3)(4)	—		88.21	8/11/2031	—		—
	2/21/2021	—	60,000	(3)(6)	—		131.44	2/21/2031	—		—
	6/30/2020	92,811	154,687	(3)(4)	—		54.12	6/29/2030	—		—
	6/11/2021	27,962	83,888	(3)(7)	—		73.51	12/29/2029	—		—
	12/30/2019	120,750	120,750	(3)(4)	—		73.51	12/29/2029	—		—
	7/16/2019	145,906	95,594	(3)(4)	—		14.23	7/15/2029	—		—
	10/3/2018	342,500	198,291	(1)(2)	—		10.00	10/3/2028	—		—
	3/1/2018	562,500	37,500	(2)(3)(4)	—		5.38	4/2/2028	—		—
	9/8/2015	300,000	—	(2)(3)(4)	—		1.04	6/24/2026	—		—
John A. Borgeson	10/13/2021	—	—		500,000	(11)	88.21	10/13/2031	—		—
	6/15/2021	—	—		—		—	—	7,500	(7)	—
	8/12/2021	—	—		25,000	(9)	88.21	8/11/2031	—		—
	6/30/2021	3,125	21,875	(4)	—		88.21	8/11/2031	—		—
	2/21/2021	—	15,000	(6)	—		131.44	2/21/2031	—		—
	6/30/2020	17,311	28,852	(4)	—		54.12	6/29/2030	—		—
	6/15/2020	—	—		—		—	—	10,857	(7)	920,456
	6/11/2021	4,812	14,438	(7)	—		73.51	12/29/2029	—		—
	12/30/2019	33,750	33,750	(4)	—		73.51	12/29/2029	—		—
	6/11/2021	—	—		—		—	—	9,075	(10)	769,378
	7/16/2019	40,781	26,719	(4)	—		14.23	7/15/2029	—		—
	10/3/2018	102,385	59,277	(1)(2)	—		10.00	10/3/2028	—		—
	3/1/2018	187,500	12,500	(2)(4)	—		5.38	4/2/2028	—		—
	1/1/2016	88,614	—	(2)(3)(4)	—		1.04	6/24/2026	—		—

2022 PROXY STATEMENT	39

		Option Awards							Stock Awards

		Number of Securities Underlying Option (#)							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)(8)
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Jason Ehrlich, M.D., Ph.D.	10/13/2021	—	—		500,000	(11)	88.21	10/13/2031	—		—
	6/15/2021	—	—		—		—	—	7,500	(7)	—
	8/12/2021	—	—		25,000	(9)	88.21	8/11/2031	—		—
	6/30/2021	3,125	21,875	(4)	—		88.21	8/11/2031	—		—
	2/21/2021	—	15,000	(6)	—		131.44	2/21/2031	—		—
	6/30/2020	17,311	28,852	(4)	—		54.12	6/29/2030	—		—
	6/15/2020	—	—		—		—	—	10,857	(7)	920,456
	6/11/2021	4,612	13,838	(7)	—		73.51	12/29/2029	—		—
	12/30/2019	46,500	46,500	(4)	—		73.51	12/29/2029	—		—
	6/11/2021	—	—		—		—	—	8,700	(10)	737,586
	7/16/2019	56,187	36,813	(4)	—		14.23	7/15/2029	—		—
	10/3/2018	34,009	20,784	(1)(2)	—		10.00	10/3/2028	—		—
	9/1/2018	145,800	79,688	(2)(5)	—		10.29	9/1/2028	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Contracts and Change in Control Arrangements” above for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(6)

Vests subject to the achievement of specific clinical development milestones. The remaining awards will then vest in 36 successive equal monthly installments after the performance criteria is achieved.

(7)	Vests over four years in equal annual installments.
(8)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2021, the last trading day of the year, which was $84.78 per share.

(9)

Vests subject to the achievement of specific clinical development milestones with the percentage of shares earned being dependent on the relative total stockholder return over the performance period. The remaining shares will then vest in 12 successive equal monthly installments after the performance criteria is achieved.

(10)

Vests as to 25% of the shares on the vesting commencement date, with the remainder vesting in annual installments over the following 3 years, subject to continued service through the applicable vesting date.

(11)	Vesting conditions applicable to the 2021 LTPIP awards, please see the section captioned “2021 LTPIP” in the Compensation Discussion and Analysis.

2021 Option Exercises and Stock Vested Table

The following table presents information concerning stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, by our named executive officers for the year ended December 31, 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Victor Perlroth, M.D.	—	$—	—	$—

John A. Borgeson	—	—	6,644	550,866

Jason Ehrlich, M.D., Ph.D.	100,626	11,181,139	6,519	540,414

40	2022 PROXY STATEMENT

(1)

The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options and does not represent actual amounts received by the officers as a result of the option exercises.

(2)

The value realized on release of awards is based on the closing market price of our common stock on the date of release and does not represent actual amounts received by the officers as a result of the release.

Executive Employment Contracts and Change in Control Arrangements

Victor Perlroth, M.D.

Our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $679,000 and he is eligible for an annual incentive payment equal to 65% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Dr. Perlroth in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months of base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity awards as of December 31, 2021, see the section captioned “2021 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

Our Senior Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $465,000, and he is eligible for an annual incentive payment equal to 45% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Mr. Borgeson in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either

2022 PROXY STATEMENT	41

an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity awards as of December 31, 2021, see the section captioned “2021 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

Our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary is $489,000, and he is eligible for an annual incentive payment equal to 45% of his base salary, subject to achievement of performance metrics. We entered into an amended employment agreement with Dr. Ehrlich in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Dr. Ehrlich’s amended employment agreement also provides that if his employment is terminated by us without cause, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his amended employment agreement) and ending 24 months after a corporate transaction, 12 months’ base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Ehrlich is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Ehrlich’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Ehrlich’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Ehrlich’s outstanding equity awards as of December 31, 2021, see the section captioned “2021 Outstanding Equity Awards at Fiscal Year End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Equity Plans

The 2021 LTPIP provides that in the event of a “change in control” (as defined in the 2021 LTPIP), each outstanding award will be earned as to an applicable percentage of the award based on the per share consideration received by the Company’s stockholders in such change in control transaction meeting or exceeding the corresponding stock price goal, in accordance with the performance-based vesting requirement, with pro-rata vesting between stock price goals. To the extent less than 35% of the award has vested upon a change in control based on the performance-based requirement, then the award remains eligible to be earned based on the attainment of the operational milestones. The earned award then vests and becomes exercisable in accordance with the service-based requirement; provided, however, that, subject to the participant’s timely execution and delivery of a release and waiver of claims agreement, if (1) on the date 24 months immediately following a change in control, the participant is providing services to the acquiring company as either an employee or a consultant or (2) within 24 months following a change in control, the participant’s employment is terminated without cause, or by the participant for good reason, then in either case, 100% of the portion of the award that has been earned but remains unvested based on the service-based requirement will vest and become exercisable in full, effective as of the date the release becomes effective. In addition, in the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest and the participant will have the right to exercise the portion of the award that has been earned as of the date of such change in control. If an award is not assumed or substituted, the administrator will notify the participant in writing or electronically that such award will be exercisable for a period of time determined by the administrator in its sole discretion

42	2022 PROXY STATEMENT

and the award will terminate upon the expiration of such period. For additional details regarding the vesting conditions applicable to the 2021 LTPIP awards, please see the section captioned “2021 LTPIP” in the Compensation Discussion and Analysis.

The 2018 Plan provides that in the event of our merger with or into another corporation or other entity or a “change in control” (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Under our 2015 Share Incentive Plan (the “2015 Plan”), unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in the 2015 Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in the 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Potential Payments upon Termination or Change in Control

Name	Termination by Company without Cause or resignation for Good Reason not in Corporate Transaction period ($)		Termination by Company without Cause or resignation for Good Reason during a Corporate Transaction period ($)(1)

Victor Perlroth, M.D.

Base salary	$1,018,500	(2)	$1,018,500	(2)

Target bonus	441,350	(3)	662,025	(4)

COBRA premiums	22,906	(5)	22,906	(5)

Accelerated vesting of equity awards	18,217,732	(10)	31,598,831	(11)

John A. Borgeson

Base salary	348,750	(6)	465,000	(7)

Target bonus	209,250	(3)	209,250	(3)

COBRA premiums	6,522	(8)	8,695	(9)

Accelerated vesting of equity awards	5,921,363	(10)	11,063,626	(11)

Jason Ehrlich, M.D., Ph.D.

Base salary	366,750	(6)	489,000	(7)

Target bonus	220,050	(3)	220,050	(3)

COBRA premiums	17,508	(8)	23,344	(9)

Accelerated vesting of equity awards	9,803,492	(10)	13,945,848	(11)

(1)	The corporate transaction period shall mean the period beginning 3 months prior to a Corporate Transaction and ending 24 months after such Corporate Transaction.
(2)	Represents 18 months of Dr. Perlroth’s base salary.
(3)	Represents 100% of the named executive officers’ target annual bonus opportunity, based on base salary and target bonus percentage as of December 31, 2021.
(4)	Represents 150% of Dr. Perlroth’s target annual bonus opportunity.

2022 PROXY STATEMENT	43

(5)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers as of December 31, 2021.
(6)	Represents 9 months of the named executive officer’s base salary.
(7)	Represents 12 months of the named executive officer’s base salary.
(8)	Represents 9 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers as of December 31, 2021.
(9)	Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers as of December 31, 2021.
(10)

Represents the value of 12 months acceleration of vesting of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2021, which was $84.78.

(11)

Represents the value of acceleration of vesting of 100% of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2021, which was $84.78.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the median of the annual total compensation of all our employees and the annual total compensation of Victor Perlroth, M.D., our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For fiscal year 2021, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than our CEO) was $1,656,424; and

•	the annual total compensation of our CEO, as reported in the “2021 Summary Compensation Table” above, was $113,371,207.

Our CEO and employee compensation amounts include the one-time 2021 LTPIP Stock Option Grant and annual equity awards which do not reflect compensation actually received or amounts that may be realized in the future. The equity amounts included in the CEO and the median of the annual total compensation of all our employees reflects the aggregate grant date fair value in 2021 for the option awards or the RSU awards as computed in accordance with FASB ASC 718.

Based on the foregoing information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees was 68 to 1.

In accordance with Instruction 2 to Item 402(u) of Regulation S-K, because there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to use the same median employee selected in 2020 to calculate our 2021 CEO pay ratio. The process that we used to determine our median employee in 2020 is summarized below:

We identified our median employee as of December 31, 2020, by: (i) calculating for each full-time employee, except our CEO, and part-time employee on that date (a) actual annual base salary in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), (b) actual annual bonus earned in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), and (c) the grant date fair value of all equity awards granted in 2020; and (ii) ranking this compensation from lowest to highest to identify our median employee. For purposes of this disclosure, earnings of any employee outside the U.S. were converted to U.S. dollars using the monthly average Swiss franc to U.S. dollar exchange rate for each month in 2020, based on exchange rates used by us for various purposes. We used this compensation as our consistently applied compensation measure because we believe it was representative of our employee compensation.

After ensuring that our median employee did not have anomalous compensation in 2021, we calculated the annual total compensation of our median employee using the same methodology we used for our CEO, and our other named executive officers, in the “2021 Summary Compensation Table” above.

The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules provide companies with significant flexibility in identifying the median employee and calculating the pay ratio, including flexibility to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio above may not be comparable with the pay ratios of other companies, even companies within our industry.

44	2022 PROXY STATEMENT

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2022. During the year ended December 31, 2021, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Kodiak Sciences Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present via webcast at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2021 and 2020.

	Year Ended December 31,

Fee Category	2021	2020

Audit fees(1)	$1,366,542	$1,622,224

Audit-related fees	—	—

Tax fees	—	—

All other fees(2)	900	900

Total fees	$1,367,442	$1,623,124

(1)

Audit fees consist of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with our SEC filings and follow-on offering. Audit fees for 2021 are estimated.

(2)	All other fees include any fees billed that are not audit, audit related or tax fees. These fees correspond to fees associated with the annual subscription to PwC’s disclosure checklist tool.

Auditor Independence

In 2021, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

2022 PROXY STATEMENT	45

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee has the ability to delegate certain of its powers to a subcommittee of its members, but at present maintains all its powers at the committee level. All fees paid to PricewaterhouseCoopers LLP for 2021 were pre-approved by our audit committee.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP for the year ending December 31, 2022.

46	2022 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed the audited financial statements for fiscal year 2021 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The audit committee of the board of directors of Kodiak Sciences Inc.:

Charles Bancroft (Chairperson)

Bassil I. Dahiyat, Ph.D.

Taiyin Yang, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2022 PROXY STATEMENT	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 51,939,881 shares outstanding as of March 31, 2022.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after March 31, 2022. Certain of the options granted to our named executive officers and directors may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	15,967,033	30.7%
Victor Perlroth, M.D.(2)	7,147,536	12.7
T Rowe Price Associates, Inc.(3)	2,685,747	5.2
Entities affiliated with The Vanguard Group(4)	2,969,910	5.7
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	7,147,536	12.7
John A. Borgeson(5)	698,508	1.3
Jason Ehrlich, M.D., Ph.D.(6)	431,194	*
Felix J. Baker, Ph.D.(1)	15,967,033	30.7
Charles Bancroft(7)	37,977	*
Bassil I. Dahiyat, Ph.D.(8)	60,988	*
Richard S. Levy, M.D.(9)	86,988	*
Robert A. Profusek, J.D.(10)	95,988	*
Taiyin Yang, Ph.D.(11)	12,550	*
All directors and executive officers as a group (9 persons)(12)	24,538,762	42.6

(*)	Less than one percent.

48	2022 PROXY STATEMENT

(1)

Based on a review of Form 4 filed on February 17, 2022, the shares of common stock beneficially owned by Baker Bros. Advisors LP, (“BBA”), are held by the following stockholders: (a) 1,196,080 shares of common stock owned by 667, L.P. (“667”), (b) 14,734,965 shares of common stock owned by Baker Brothers Life Sciences, L.P. (“BBLS”), (c) 35,988 shares subject to options held by Dr. Baker that are immediately exercisable or exercisable within 60 days of March 31, 2022. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all of the securities held by 667 and BBLS. Baker Bros. Advisors (GP) LLC, (“BBA-GP”), is the sole general partner of BBA. Felix J. Baker, a member of our board of directors, and Julian C. Baker have voting and investment power over our securities held by each of 667 and BBLS, as managing members of BBA-GP. Dr. Baker, BBA and BBA-GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Based on a review of the Schedule 13G/A and Form 4 filed on February 14, 2022 and February 28, 2022, respectively. Consists of (a) 2,168,038 shares of common stock held directly by Dr. Perlroth; (b) 4,452,498 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of March 31, 2022 including 2,374,184 shares subject to options with performance-based milestones; and (c) 527,000 shares as to which Dr. Perlroth has sole voting power and no investment power.

(3)

Based on a review of the Schedule 13G/A filed on March 10, 2022, T. Rowe Price Associates has sole voting power over 791,565 shares of our common stock and sole dispositive power over 2,685,747 shares of our common stock. The address for T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Based on a review of the Schedule 13G filed on February 10, 2022, The Vanguard Group has shared voting power over 63,004 shares of our common stock, shared dispositive power over 91,769 shares of our common stock and sole dispositive power over 2,878,141 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(5)

Consists of (a) 169,579 shares of common stock owned by Mr. Borgeson and (b) 528,929 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of March 31, 2022.

(6)

Consists of (a) 51,614 shares of common stock owned by Dr. Ehrlich, (b) 379,580 shares subject to options held by Dr. Ehrlich that are immediately exercisable or exercisable within 60 days of March 31, 2022.

(7)

Consists of (a) 25,948 shares of common stock owned by Mr. Bancroft and (b) 12,029 shares subject to options held by Mr. Bancroft that are immediately exercisable or exercisable within 60 days of March 31, 2022.

(8)	Consists of 60,988 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of March 31, 2022.
(9)

Consists of (a) 1,000 shares of common stock owned by Dr. Levy and (b) 85,988 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of March 31, 2022.

(10)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 85,988 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of March 31, 2022.

(11)	Consists of 12,550 shares subject to options held by Dr. Yang that are immediately exercisable or exercisable within 60 days of March 31, 2022.
(12)

Consists of (a) 18,884,224 shares of common stock held by our directors and executive officers then in office and entities affiliated with certain of our directors and executive officers then in office, and (b) 5,654,538 shares of common stock issuable pursuant to stock options held by such directors and officers that are exercisable within 60 days of March 31, 2022, including 2,374,184 shares subject to options with performance based milestones that are exercisable within 60 days of March 31, 2022.

2022 PROXY STATEMENT	49

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	2,259,914	$4.97	—
2018 Equity Incentive Plan	7,125,599	$59.00	2,101,369
2018 Employee Stock Purchase Plan	—	—	453,042	(3)
2021 Long-Term Performance Incentive Plan(4)	5,502,334	$88.21	—
Equity compensation plans not approved by security holders	—	—	—
Total	14,887,847		2,554,411

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, because such awards do not have an exercise price.
(2)

Our 2018 Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine. Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

(3)

A total of 460,000 shares of common stock were initially reserved for issuance under the ESPP. The initial offering period of the ESPP was authorized by the Company’s board of directors and commenced on January 4, 2021. Each offering period is 12 months long, with two purchase periods. ESPP participants will purchase shares of common stock at a price per share equal to 85% of the lesser of (1) the fair market value per share of the common stock on the enrollment date or (2) the fair market value of the common stock on the exercise date. The Company issued 6,958 shares under the ESPP during the year ended December 31, 2021.

(4)

Performance-based options granted under the LTPIP Program. Refer to the CD&A for more information regarding our LTPIP program. The 2021 LTPIP reserved 5,502,334 shares of common stock for the issuance of NSOs. For the year ended December 31, 2021, 5,502,334 performance-based stock options were granted under the 2021 LTPIP. There were no shares available for grant under the 2021 LTPIP as of December 31, 2021.

50	2022 PROXY STATEMENT

RELATED-PERSON TRANSACTIONS

Related-Person Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our nominating and corporate governance committee. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship where the amount exceeds $120,000, where we were, are or will be involved and in which a related-person had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to:

•	compensation of our executive officers and directors that is otherwise disclosed in our public filings with the SEC;

•	compensation, benefits and other transactions available to all of our employees generally;

•	transactions where a related-person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related-person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related-person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related-person transaction where such member or any of his or her immediate family members is the related-person. In approving or rejecting the proposed agreement, our nominating and corporate governance committee shall consider the relevant facts and circumstances available and deemed relevant to the nominating and corporate governance committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related-person’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related-person transactions, the nominating and corporate governance committee will only approve or ratify related-person transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Contracts and Change in Control Arrangements”.

Funding Agreement

In December 2019, we and our subsidiary, Kodiak Sciences GmbH, entered into a funding agreement with BBA, pursuant to which BBA purchased the right to receive a capped 4.5% royalty on future net sales of KSI-301 in exchange for $225,000,000 in committed development funding payable to us. Unless earlier terminated or re-purchased by us, the royalty terminates upon the date that BBA has received an aggregate amount equal to 4.5 times the funding amount paid to us. On February 4, 2020, BBA paid us the first $100,000,000 of the funding amount, and the remaining $125,000,000 of the funding amount, subject to delivery of notice by the Company, was payable upon enrollment of 50% of the patients in the RVO clinical program. In July 2021, the funding agreement was amended, at our request, that the remaining funding amount of $125.0 million would not be paid. We have the option, exercisable at any point during the term of the funding agreement, to repurchase from BBA 100% of the royalties due to BBA under the funding agreement for a

2022 PROXY STATEMENT	51

purchase price equal to the funding amount paid to us as of such time times 4.5, less amounts paid by us to BBA. The funding agreement was the result of a competitive process overseen by independent and disinterested directors with the assistance of outside counsel.

Registration Rights Agreement

We have entered into a registration rights agreement with Dr. Perlroth and certain funds affiliated with BBA. Under this agreement, which supersedes the prior Investors’ Rights Agreement that was set to expire in 2021, Dr. Perlroth and the BBA funds are entitled to certain resale registration rights (including underwritten registrations) with respect to the shares of Company common stock they hold.

Other Transactions

We have entered into separate indemnification agreements with each of our directors and certain of our officers.

We have granted stock options and RSUs to our named executive officers, other executive officers and our non-employee directors.

52	2022 PROXY STATEMENT

OTHER MATTERS

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our Annual Report. Our Annual Report and this proxy statement are posted on our website at ir.kodiak.com/financial-information/sec-filings and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Corporate Secretary, Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

April 28, 2022

2022 PROXY STATEMENT	53

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What Matters am I Voting on?

You will be voting on:

•	the election of the two director nominees named in this proxy statement

•	advisory approval of Kodiak’s executive compensation (say-on-pay), as disclosed in this proxy statement

•	ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

•	any other business that may properly come before the meeting.

How Does the Board of Directors Recommend I Vote on these Proposals?

The board of directors recommends a vote:

•	FOR each director nominee named in this proxy statement for election as a director;

•	FOR the advisory approval of Kodiak’s executive compensation, as disclosed in this proxy statement; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Who Pays the Cost for Soliciting Proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Who is Entitled to Vote?

Holders of our common stock as of the close of business on April 11, 2022, the record date, may vote at the Annual Meeting. As of the record date, we had 51,953,631 shares of common stock outstanding. A list of the stockholders of record will be available at the 2022 Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing during ordinary business hours at our corporate offices located at 1200 Page Mill Road, Palo Alto, CA 94304. Due to COVID-19 safety considerations, our corporate offices may be subject to limited business hours and temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and leave a voice message request at (650) 281-0850 to make alternate arrangements for access to the list of stockholders of record. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or

54	2022 PROXY STATEMENT

nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend via webcast the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How Do I Vote?

Stockholder of Record: Shares Registered in Your Name

For a stockholder of record, there are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 6, 2022 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 6, 2022;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•

by attending and voting at the Annual Meeting via webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 3, 2022 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2022 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a valid proxy from your brokerage firm, bank, dealer or other agent. Follow the instructions from your broker, bank or other agent, or contact that organization to request a proxy form.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

Can I Change My Vote?

Stockholder of Record: Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy any time before the final vote at the Annual Meeting by:

•	entering a new vote by internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or

•	voting at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank, dealer or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

2022 PROXY STATEMENT	55

What is the Effect of Giving a Proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why Did I Receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a Full Set of Proxy Materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report to our stockholders, primarily via the internet. On or about April 28, 2022, we expect to mail to our stockholders a Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials and Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce our costs and the environmental impact of our annual meetings.

What is a Quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, online at the Annual Meeting or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How Many Votes are Needed for Approval of Each Matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The advisory approval of the compensation of the Company’s named executive officers must receive the affirmative vote of a majority of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No 3.: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present online at the Annual Meeting or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are Proxies Solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

56	2022 PROXY STATEMENT

How May My Brokerage Firm or Other Intermediary Vote My Shares if I Fail to Provide Timely Directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Absent direction from you, your broker will not have discretion to vote on the election of directors.

Where Can I Find the Voting Results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting via webcast. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I Share an Address with Another Stockholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.

Attention: Corporate Secretary

1200 Page Mill Road

Palo Alto, CA 94304

(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the Deadline to Propose Actions for Consideration at Next Year’s Annual Meeting of Stockholders or to Nominate Individuals to Serve as Directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Kodiak Sciences Inc.

Attention: Corporate Secretary

1200 Page Mill Road

Palo Alto, CA 94304

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with

2022 PROXY STATEMENT	57

respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 12, 2023; and

•	not later than the close of business on March 14, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2022 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, no later than April 8, 2023.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section of this proxy statement captioned “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Can I Attend the Annual Meeting?

Our Annual Meeting will be held virtually via live webcast on Tuesday June 7, 2022, at 9:00 a.m. Pacific Daylight Time. There will be no physical meeting location. You will not be able to attend the Annual Meeting in person. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to June 3, 2022 at 2:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the 2022 Annual Meeting of Stockholders virtually, you may submit an electronic ballot during the meeting.

58	2022 PROXY STATEMENT

What Do I Need in Order to be able to Participate in the Annual Meeting?

In order to attend the Annual Meeting via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of June 3, 2022 at 2:00 p.m. Pacific Daylight Time. You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to register. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions.

We will have technicians ready to assist you with any technical difficulties you may have registering in advance or accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting within one hour prior to the meeting time, please call the technical support number that will be included in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting.

How Do I Ask Questions at the Annual Meeting?

You may submit questions before the meeting by visiting www.proxydocs.com/KOD. During the Annual Meeting, you may only submit questions by following the instructions in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting. We will respond to as many inquiries at the Annual Meeting as time allows.

2022 PROXY STATEMENT	59

KODIAK P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/KOD Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call Toll-Free 1-866-230-6348 Use any touch-tone telephone Have your Proxy Card ready Follow the recorded instructions to record your vote MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/KOD Kodiak Sciences Inc. 2022 Annual Meeting of Stockholders For Stockholders of record as of April 11, 2022 TIME: Tuesday, June 7, 2022 9:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/KOD for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Victor Perlroth and John Borgeson (the “Named Proxies”) (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/KOD Votes must be received by 11:59 p.m., Eastern Time on June 6, 2022. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kodiak Sciences Inc. 2022 Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Elect two Class I directors nominated by our Board and named in this proxy statement Nominees: 1.01 Richard S. Levy, M.D. 1.02 Robert A. Profusek, J.D. FOR WITHHOLD FOR FOR Approve, on an advisory basis, the compensation of Kodiak’s named executive officers, as disclosed in the proxy statement; FOR AGAINST ABSTAIN FOR 3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and FOR 4. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/KOD Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date